SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

PetSmart, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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____________________________________________________________________________________
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____________________________________________________________________________________
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19601 North 27th Avenue
Phoenix, Arizona 85027
________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2008
________________________

TO THE STOCKHOLDERS OF PETSMART, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PetSmart, Inc., a Delaware corporation, will be held on Wednesday, June 18, 2008, at 10:00 A.M. local time, at The Four Seasons Hotel, 200 Boylston Street, Boston, Massachusetts, 02116, for the following purposes:

1.	To elect four Directors to hold office until the 2011 Annual Meeting of Stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2008 fiscal year, ending February 1, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 21, 2008, as the record date for the determination of stockholders entitled to notice of and to vote on the items listed above at this Annual Meeting and at any adjournment or postponement thereof.

     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 18, 2008: The Notice of Annual Meeting of Stockholders, Proxy Statement and our 2007 Annual Report to Stockholders, are available on our website at www.petm.com.

By Order of the Board of Directors Scott A. Crozier Secretary

 May 5, 2008

     YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD FOR VOTING BY INTERNET OR BY TELEPHONE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON; OR, IF YOU PREFER, KINDLY MARK, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE (WHICH IS POSTAGE PREPAID, IF MAILED IN THE UNITED STATES). EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF RECORD ARE HELD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

CONTENTS

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I.	PROXY MATERIALS AND ANNUAL MEETING OF STOCKHOLDERS
	A.	Questions and Answers About the Proxy Materials and the Annual Meeting
		1.	General — Why am I receiving these materials?
		2.	Date, Time, and Place — When and where is the Annual Meeting?
		3.	Purpose — What is the purpose of the Annual Meeting?
		4.	Attending the Annual Meeting — How can I attend the Annual Meeting?
		5.	Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?
		6.	Householding and Electronic Distribution — How can I receive my proxy materials electronically?
		7.	Record Holder and Beneficial Owner — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?
		8.	Voting — Who can vote and how do I vote?
		9.	Revocation of Proxy — May I change my vote after I submit my proxy?
		10.	Quorum — What constitutes a quorum?
		11.	Voting Results — Where can I find the voting results of the Annual Meeting?
		12.	Solicitation — Who will pay the costs of soliciting these proxies?
		13.	Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?
		14.	Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting, or to nominate individuals to serve as Directors?
		15.	Nomination of Directors — How do I submit a proposed Director nominee to the Board of Directors for consideration?
II.	CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
	A.	Corporate Governance
	B.	Proposal One — Election of Directors
	C.	Information about our Board of Directors
	D.	Director Compensation
III.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDIT COMMITTEE
	A.	Proposal Two — Ratification of Appointment of Independent Registered Public Accounting Firm
	B.	Fees to Independent Registered Public Accounting Firm for Fiscal Years 2007 and 2006
	C.	Audit Committee
	D.	Report of the Audit Committee of the Board of Directors
IV.	COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT
	A.	Report of the Compensation Committee of the Board of Directors
	B.	Compensation Discussion and Analysis
	C.	Summary Compensation
	D.	Stock Award Grants, Exercises, and Plans
	E.	Employment and Severance Arrangements
V.	STOCK
	A.	Security Ownership of Certain Beneficial Owners and Management
	B.	Section 16(a) Beneficial Ownership Reporting Compliance
VI.	CERTAIN RELATIONSHIPS AND TRANSACTIONS
VII.	OTHER MATTERS

19601 North 27th Avenue
Phoenix, Arizona 85027
______________________

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 18, 2008
______________________

ARTICLE I. PROXY MATERIALS AND ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Q:	General — Why am I receiving these materials?

	A:	On or about May 5, 2008, we sent the Notice of Annual Meeting of Stockholders, Proxy Statement, and Proxy Card to you and to all stockholders of record as of the close of business on April 21, 2008, because the Board of Directors of PetSmart, Inc., is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. Also enclosed is our 2007 Annual Report.

2.	Q:	Date, Time, and Place — When and where is the Annual Meeting?

	A:	The Annual Meeting of Stockholders will be held on Wednesday, June 18, 2008, at 10:00 A.M. local time, at The Four Seasons Hotel, 200 Boylston Street, Boston, Massachusetts, 02116. For directions to the Annual Meeting, please go to www.fourseasons.com or contact The Four Seasons Hotel at (617) 338-4400.

3.	Q:	Purpose — What is the purpose of the Annual Meeting?

	A:	At our Annual Meeting, stockholders will act upon the matters outlined in this Proxy Statement and in the Notice of Annual Meeting on the cover page of this Proxy Statement, including the election of Directors and ratification of the appointment of our independent registered public accounting firm. The Annual Meeting will be followed by a management presentation on our performance and management will respond, if applicable, to questions from stockholders.

4.	Q:	Attending the Annual Meeting — How can I attend the Annual Meeting?

	A:	You will be admitted to the Annual Meeting if you were a PetSmart stockholder or joint holder as of the close of business on April 21, 2008, or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 21, 2008, a copy of the voting instruction card provided by your broker, trustee, or nominee, or other similar evidence of ownership. If a stockholder is an entity and not a natural person, a maximum of two representatives per such stockholder will be admitted to the Annual Meeting. Such representatives must comply with the procedures outlined above and must also present valid evidence of authority to represent such entity. If a stockholder is a natural person and not an entity, such stockholder and his/her immediate family members will be admitted to the Annual Meeting, provided they comply with the above procedures.

5.	Q:	Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?

	A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple Proxy Cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Proxy Card. Please vote each Proxy Card and voting instruction card that you receive.

6.	Q:	Householding and Electronic Distribution — How can I receive my proxy materials electronically?

	A:	If you received your Annual Meeting materials by United States mail, we encourage you to conserve natural resources and significantly reduce printing and mailing costs by signing up to receive your PetSmart stockholder communications electronically. With electronic delivery, you will be notified via e-mail of the availability of the Annual Report and Proxy Statement on the Internet, and you can easily vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To enroll for electronic delivery, visit www.petm.com and click on the link “Reduce Paper.”

The Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Proxy Statements with respect to two or more stockholders sharing the same address by delivering a single copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for PetSmart. Beneficial Owners can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a Beneficial Owner. Record Holders may also send their written requests to PetSmart, Inc., 19601 North 27th Avenue, Phoenix, Arizona 85027, Attention: Corporate Secretary, or contact us by phone at (623) 587-2025.

7.	Q:	Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?

	A:	Most PetSmart stockholders hold their shares through a broker or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:

Record Holders — If your shares are registered directly in your name with our Transfer Agent, Wells Fargo Shareowner Services, you are considered the stockholder of record or Record Holder with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to PetSmart or to vote in person at the Annual Meeting. We have enclosed or sent a Proxy Card for you to use.

Beneficial Owner — If your shares are held in a brokerage account or by another nominee, you are considered the Beneficial Owner of shares held in street name, and these proxy materials are being forwarded to you automatically, along with a voting instruction card, from your broker, trustee, or nominee. As a Beneficial Owner, you have the right to direct your broker, trustee, or nominee how to vote and are also invited to attend the Annual Meeting. Since a Beneficial Owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee, or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee, or nominee has enclosed or provided voting instructions for you to use in directing how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, or NYSE, on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

8.	Q:	Voting — Who can vote and how do I vote?

A:

Only holders of our common stock at the close of business on April 21, 2008, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 21, 2008, we had outstanding and entitled to vote 127,320,016 shares of common stock. Each holder of our common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have four options for submitting their votes:

  via the Internet;

  by phone;

  by mail, using the paper Proxy Card; or

  in person at the Annual Meeting with a Proxy Card/legal proxy.

If you have Internet access, we encourage you to record your vote on the Internet at www.proxyvote.com. It is convenient for you and it saves PetSmart significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the date of our Annual Meeting, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see your Proxy Card or, if applicable, the e-mail you received for electronic delivery of this Proxy Statement. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone, or mail, will be superceded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain from the Record Holder a legal proxy issued in your name.

9.	Q:	Revocation of Proxy — May I change my vote after I submit my proxy?

	A:	Yes. Even after you have submitted your proxy/vote, you may revoke or change your vote at any time before the proxy is exercised by: the timely delivery of a valid, later-dated proxy, a later-dated vote by telephone, or a later-dated vote via the Internet; providing timely written notice of revocation to our Corporate Secretary at our principal executive office at 19601 North 27th Avenue, Phoenix, Arizona 85027; or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

10.	Q:	Quorum — What constitutes a quorum?

	A:	Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on April 21, 2008, will constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. As of April 21, 2008, 127,320,016 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least more than 63,660,009 votes will be required to establish a quorum. Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting.

11.	Q:	Voting Results — Where can I find the voting results of the Annual Meeting?

	A:	We intend to announce preliminary voting results at the Annual Meeting and in the Annual Meeting section of the PetSmart website located at www.petm.com. We will report the final results in our Form 10-Q Quarterly Report for the second quarter of fiscal year 2008.

12.	Q:	Solicitation — Who will pay the costs of soliciting these proxies?

	A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, and mailing of this Proxy Statement, the Proxy Card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of common stock beneficially owned by others to forward to such Beneficial Owners. We may reimburse persons representing Beneficial Owners of common stock for their reasonable costs of forwarding solicitation materials to such Beneficial Owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone, or personal solicitation by our Directors, officers, or other employees. No additional compensation will be paid to our Directors, officers, or other regular employees for such services.

13.	Q:	Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?

	A:	Other than the two proposals described in this Proxy Statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Philip L. Francis, our Chief Executive Officer and Chairman of the Board, and Scott A. Crozier, our Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees are not available as a candidate for Director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

14.	Q:	Stockholder Proposals - What is the deadline to propose actions for consideration at next year’s Annual Meeting, or to nominate individuals to serve as Directors?

	A:	Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for submitting a stockholder proposal for inclusion in our Proxy Statement and Proxy Card for our 2009 Annual Meeting of Stockholders is January 6, 2009. Under our Bylaws, stockholders who wish to bring matters or propose Director nominees at our 2009 Annual Meeting of Stockholders must provide specified information to us by January 6, 2009. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and Director nominations. PetSmart’s Bylaws may be found in the Corporate Governance section of the PetSmart website located at www.petm.com. Proposals by stockholders must be mailed to our Corporate Secretary at our principal executive office at 19601 North 27th Avenue, Phoenix, Arizona 85027.

15.	Q:	Nomination of Directors - How do I submit a proposed Director nominee to the Board of Directors for consideration?

	A:	You may propose Director nominees for consideration by the Board of Directors’ Corporate Governance Committee. Any such recommendation should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive office set forth above. Such recommendation should disclose all relationships that could give rise to a lack of independence and also contain a statement signed by the nominee acknowledging that he or she will owe a fiduciary obligation to PetSmart and our stockholders. The section titled “Corporate Governance and the Board of Directors” below provides additional information on the nomination process. In addition, please review our Bylaws in connection with nominating a Director for election at future Annual Meetings.

ARTICLE II. CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

A. CORPORATE GOVERNANCE

     Over the course of PetSmart’s history, the Board of Directors has developed corporate governance practices consistent with its duties of good faith, due care, and loyalty, to help fulfill its responsibilities to our stockholders.

Board of Directors Meetings and Committees

     During the fiscal year ended February 3, 2008, the Board of Directors held seven meetings. The independent Directors met without any management present at each regularly scheduled Board of Directors meeting. Commencing fiscal year 2006, Mr. Josefowicz became our Lead Director, and typically presided over the executive sessions. The Board of Directors has an Audit Committee, a Corporate Governance Committee, and a Compensation Committee. During fiscal year 2007, all Directors attended at least 75% of the aggregate meetings of the Board of Directors and of the committees on which they served that were held during the period for which they were a Director or committee member, respectively. Directors are invited and are expected to attend the Annual Meeting of Stockholders, and all Directors attended the 2007 Annual Meeting of Stockholders.

     Committee Composition: The following table provides the composition of each of our committees as of February 3, 2008:

		Corporate Governance	Compensation
Director	Audit Committee[1]	Committee	Committee[2]
Lawrence A. Del Santo		✓	✓
Philip L. Francis
Rita V. Foley	✓		✓
Rakesh Gangwal	✓
Joseph S. Hardin, Jr.		✓
Gregory P. Josefowicz		✓	✓
Amin I. Khalifa	✓
Ronald Kirk		✓
Richard K. Lochridge	✓
Barbara A. Munder		✓
Thomas G. Stemberg			✓
____________________

1	Additional information regarding the Audit Committee can be found starting on page 17.

2	Additional information regarding the Compensation Committee can be found starting on page 19.

Corporate Governance Committee

     The Corporate Governance Committee acts under a written charter that was approved by the Board of Directors. In addition, the Corporate Governance Committee has adopted the Corporate Governance Guidelines documenting many of the PetSmart governance practices. The Corporate Governance Committee Charter and Corporate Governance Guidelines have been published in the Corporate Governance section of the PetSmart website located at www.petm.com. The Corporate Governance Committee assists the Board of Directors with such duties as fulfilling its responsibility for oversight of corporate governance practices, Board of Directors and committee composition and governance, reviewing and recommending to the Board of Directors the compensation of our independent Directors, succession planning, and the nomination process for PetSmart Directors. During fiscal year 2007, the Corporate Governance Committee was composed of the following independent Directors: Ms. Munder and Messrs. Del Santo, Hardin, Josefowicz and Kirk. All members of our Corporate Governance Committee are independent, as independence is defined in Rule 4200(a)(15) of the listing standards of The NASDAQ Stock Market LLC. The Corporate Governance Committee met two times during fiscal year 2007.

Corporate Governance Philosophy

     With a view to enhancing long-term stockholder value, PetSmart is committed to having sound corporate governance practices. The culture at PetSmart demands integrity. The Board of Directors and management recognize that long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including associates, applicants, customers, suppliers, government officials, and the public at large. Directors, in performing their duties, are expected to promote the best interests of stockholders in terms of corporate governance, fiduciary responsibilities, compliance with applicable laws and regulations, and the maintenance of accounting, financial, disclosure, and other controls. In all actions taken by the Board of Directors, the Directors are expected to exercise reasonable business judgment to make decisions they believe in good faith to be in the best interests of PetSmart.

Independence

     Board member independence is an essential element of PetSmart corporate governance. The Board of Directors has determined that each of the current non-employee Directors is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to PetSmart. Philip L. Francis, Chief Executive Officer and Chairman of the Board, is the sole member of the Board of Directors that is not independent due to his position as the Chief Executive Officer. Each member of the Corporate Governance Committee, Compensation Committee, and Audit Committee meets the applicable rules and regulations regarding “independence.”

Corporate Governance Committee Charter

     The Corporate Governance Committee Charter identifies the roles and responsibilities that govern the Corporate Governance Committee, such as:

  reviewing and approving the Corporate Governance Guidelines and the Corporate Governance Committee Charter;

  reviewing the succession planning practices and procedures of PetSmart;

  providing the Board of Directors with a recommendation relating to the succession of the Chief Executive Officer in the event his employment terminates for any reason;

  evaluating the overall effectiveness of the organization of the Board of Directors and the performance of the Board of Directors and each of its members;

  conducting a formal evaluation of the performance of the Chief Executive Officer;

  reviewing the skills and characteristics required for the Board of Directors with the skills and characteristics actually represented through individuals on the Board of Directors;

  developing lists of desirable Director candidates;

  reviewing and recommending the nominated slate of Directors for election; and

  reviewing and recommending approval by the Board of Directors to fill the position of Lead Director, as well as Committee Chairs and Committee members.

Nomination Process — Qualifications

     The Corporate Governance Committee is responsible for reviewing the appropriate skills and characteristics required of Directors in the context of prevailing business conditions and, in its nominating committee capacity, for making recommendations regarding the size and composition of the Board of Directors. The objective of the Corporate Governance Committee is to create and sustain a Board of Directors that brings to PetSmart a variety of perspectives and skills derived from high-quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. We endeavor to have a Board of Directors representing diverse experience at policy-making levels in business, government, education, and technology, and in areas that are relevant to PetSmart’s business activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on the Board of Directors for an extended period of time.

     We will consider all stockholder recommendations for candidates for the Board of Directors and, to date, we have not received a timely Director nominee from a stockholder or stockholders holding more than 5% of our common stock. Any recommendation should be sent to the Corporate Secretary at our principal executive office at 19601 North 27th Avenue, Phoenix, Arizona 85027. The Corporate Governance Guidelines, which are published in the Corporate Governance section of the PetSmart website located at www.petm.com, specify various qualifications and qualities required for Directors. In addition, further details about the nomination process may be found above in the question entitled “Nomination of Directors – How do I submit a proposed Director nominee to the Board of Directors for consideration?”

     We also consider potential candidates recommended by current Directors, officers, employees, and others. We also may retain the services of search firms to provide us with candidates, especially when we are looking for a candidate with a particular expertise, quality, skill, or background. The Corporate Governance Committee screens all potential candidates in the same manner, regardless of the source of the recommendation. Our review is typically based on any written materials provided with respect to the potential candidate. The Committee, while considering the current composition of the Board of Directors, determines whether the candidate meets our minimum qualifications (as set forth above) and specific qualities and skills for Directors, and whether additional information necessary. Prior to completing this evaluation, the Committee conducts face-to-face interviews between members of the Corporate Governance Committee and the qualified candidates, and then makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation of the Committee.

Code of Business Ethics and Policies

     All PetSmart associates must act ethically at all times and in accordance with the policies comprising the PetSmart Code of Business Ethics and Policies. We demand full compliance with this policy and all designated associates, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and such other individuals performing similar positions have signed a certificate acknowledging that they have read, understood, and will continue to comply with the policy. PetSmart includes the Code of Business Ethics and Policies in new hire materials, has implemented computer-based training on the policy, and periodically requires appropriate associates to recertify as to their understanding of and compliance with the policy. The policy is published and any amendments or waivers thereto will be published in the Corporate Governance section of the PetSmart website located at www.petm.com.

Disclosure and Ethics Committee

     We have a Disclosure and Ethics Committee, comprised of our Chief Executive Officer, Chief Operating Officer, Chief Compliance Officer, Chief Financial Officer, Chief Accounting Officer and certain other executives. The Disclosure and Ethics Committee meets each quarter as is appropriate to consider the matters assigned to it and is responsible for: (i) overseeing our significant compliance policies, including the Code of Business Ethics and Policies; (ii) reviewing and presenting to the Audit Committee related-party transactions, if any, that are required to be disclosed in our periodic reports; and (iii) maintaining sufficient procedures to provide reasonable assurance that PetSmart is able to collect, process and disclose within the time periods specified in applicable SEC rules and forms, the information, including non-financial information and certifications, required to be disclosed in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. The Disclosure and Ethics Committee evaluates the effectiveness of PetSmart’s disclosure controls and procedures on a regular basis, and will continue to monitor developments in the law and stock exchange regulations and will adopt new procedures consistent with new legislation or regulations.

Officer and Director Stock Ownership Guidelines

     In March 2006, we adopted our Officer and Director Stock Ownership Guidelines due to our belief that our officers and Directors should have a meaningful ownership stake in PetSmart to underscore the clear linkage of officer, Director, and stockholder interests and to encourage a long-term perspective in managing PetSmart. Therefore, the Board of Directors adopted formal stock ownership requirements for the following Directors and officers:

Minimum Ownership Requirements
Position	(Dollar Value of Shares)
Directors	5 x Annual Retainer Compensation
Chief Executive Officer	5 x Base Salary
Chief Operating Officer	4 x Base Salary
Senior Vice Presidents	3 x Base Salary
Vice Presidents	1 x Base Salary

     Directors have three years and officers have five years to meet the stock ownership requirements. Participants who do not yet satisfy at least 50% of the ownership requirements at the end of three years must retain at least 50% of the shares acquired on the exercise of stock options that remain after the sale of shares sufficient to cover the exercise price of the options and taxes. Directors other than our Chief Executive Officer must retain ownership of at least 50% of the shares they individually acquire (including both those awarded by PetSmart as an equity grant and those purchased on the open market) during their service as a Director until the expiration of six months following their departure from the Board of Directors. These Officer and Director Stock Ownership Guidelines are subject to modification from time-to-time.

Stockholder Communication

     Stockholders and other parties interested in communicating with our Board of Directors may do so by writing to the Board of Directors, PetSmart, Inc., 19601 North 27th Avenue, Phoenix, Arizona 85027, or by e-mail at PetSmartBoard@ssg.petsmart.com. Our Corporate Governance Guidelines set forth the process for handling letters received by PetSmart and addressed to the Board of Directors. Under that process, the General Counsel/Corporate Secretary of PetSmart is responsible for reviewing, summarizing, or sending a copy to the Board of Directors, the Lead Director, or Committee Chairperson, whichever is applicable, any correspondence that deals with the functions of the Board of Directors or committees, ethical issues, or general matters that would be of interest to the Board of Directors. Directors may at any time review a log of all relevant correspondence received by PetSmart that is addressed to non-employee members of the Board of Directors and obtain copies of any such correspondence. Stockholder communications relating to accounting, internal controls, or auditing matters are immediately brought to the attention of the PetSmart Disclosure and Ethics Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

B. PROPOSAL ONE

ELECTION OF DIRECTORS

     Our Restated Certificate of Incorporation and Bylaws provide that our Board of Directors be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of Directors, with each class having a three-year term. Vacancies on our Board of Directors may be filled by persons elected by a majority of the remaining Directors. A Director elected by our Board of Directors to fill a vacancy, including a vacancy created by an increase in size of our Board of Directors, will serve for the remainder of the full term of the class of Directors in which the vacancy occurred and until that Director’s successor is elected and qualified.

     The Board of Directors is presently composed of eleven members, ten of whom are non-employee, independent Directors. There are no vacancies. There are four Directors in the class whose terms expire in 2008. Messrs. Lawrence A. Del Santo, Philip L. Francis, Gregory P. Josefowicz and Richard K. Lochridge are the four Directors whose terms expire in 2008, and all are nominees for re-election and all were previously elected by our stockholders. Under PetSmart’s Corporate Governance Guidelines, a Director cannot be nominated for reelection after reaching his or her 72nd birthday unless the Board waives this limitation for valid reasons or due to special circumstances. Although Mr. Del Santo is age 74, the Board determined to waive the above limitation and recommend him for reelection because of the experience and insight concerning retail markets he contributes to the Board. If elected at the Annual Meeting, each of the nominees would serve until the 2011 Annual Meeting of Stockholders and until their successors are elected and qualified, or until their death, resignation, or removal.

     Our Bylaws provide for a majority voting standard for the election of Directors in uncontested elections. The election of Directors pursuant to this proposal constitutes an uncontested election. Directors in uncontested elections must receive more than fifty percent of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Prior to 2007, Directors in uncontested elections were elected under a plurality vote standard, in which nominees receiving the most votes were elected, regardless of how many shares were voted against the nominee. Plurality voting will still apply in contested elections where there are more nominees than Directors to be elected. Shares represented by submitted proxies will be voted for the election of each of the four nominees named below unless you vote “Against,” or “Abstain” from voting, with respect to any or all of the nominees. In the event any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Directors may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

     Under the laws of Delaware, PetSmart’s state of incorporation, if an incumbent Director is not elected, that Director continues to serve as a “holdover Director” until the Director’s successor is duly elected and qualified, even if there are more votes cast “against” than “for” the Director. As a result, the Board of Directors has also adopted a policy that requires incumbent Directors that are nominees for election to tender, in advance of the Annual Meeting, irrevocable resignations that will be effective upon (i) the failure of such Director to receive the required vote at the Annual Meeting, and (ii) Board of Directors acceptance of such resignation. If an incumbent Director does not receive the required vote for election, the Corporate Governance Committee will act on an expedited basis to determine whether to accept the Director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors.

Set forth below is biographical information for each nominee for election for a three-year term expiring at the 2011 Annual Meeting:

     Lawrence A. Del Santo, age 74, has been a Director of PetSmart since September 1998. From 1994 until his retirement in 1997, Mr. Del Santo served as the Chairman and Chief Executive Officer of The Vons Companies, Inc., a supermarket retailer. From 1993 to 1994, he served as Senior Vice President and Chief Operating Officer of American Stores Company, a grocery retailer. Mr. Del Santo serves on the board of Supervalu Inc.

     Philip L. Francis, age 61, has been a Director of PetSmart since June 1989 and our Chief Executive Officer since March 1998. In September 1999, he was also named Chairman of the Board, and from 1998 to 2001, he was also the President of PetSmart. From 1991 to 1998, he held various positions with Shaw’s Supermarkets, Inc., a subsidiary of J Sainsbury plc, including Chief Executive Officer, Chief Operating Officer, and President. Prior to that he held several senior management positions for Roundy’s, Inc., Cardinal Health, Inc., and the Jewel Companies, Inc. Mr. Francis serves on the boards of Supervalu Inc., and Cardinal Health, Inc.

     Gregory P. Josefowicz, age 56, has been a Director of PetSmart since December 2004. From 1999 until his retirement in 2006, Mr. Josefowicz served as a Director and President and Chief Executive Officer of Borders Group, Inc., and was named Chairman of the Board in 2002. Mr. Josefowicz serves on the boards of Winn-Dixie Stores, Inc., and Telephone and Data Systems, Inc.

     Richard K. Lochridge, age 64, has been a Director of PetSmart since June 1998. Mr. Lochridge is the founder and has been President since 1986 of Lochridge & Company, Inc., a management consulting firm. He serves on the boards of Lowe’s Companies, Inc., and Dover Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

C. INFORMATION ABOUT OUR BOARD OF DIRECTORS

Directors Continuing in Office Until the 2009 Annual Meeting

     Rita V. Foley, age 55, has been a Director of PetSmart since June 2004. Prior to her departure in 2006, Ms. Foley served as Senior Vice President of MeadWestvaco Corporation, a leading global provider of packaging to the entertainment, healthcare, cosmetics, and consumer products industries, and in 2002 became the President of the Consumer Packaging Group of MeadWestvaco Corporation. From 2001 to 2002, she was the Chief Operating Officer of MeadWestvaco’s Consumer Packaging Group. Ms. Foley held various senior positions from 1999 to 2001 within Westvaco, the predecessor to MeadWestvaco, including Senior Vice President and Chief Information Officer. Ms. Foley has also held various executive global sales, marketing, and general management positions at Harris Lanier, Digital Equipment Corporation, and QAD, Inc. Ms. Foley serves on the boards of the Dresser-Rand Group Inc., Council of the Americas and Pro Mujer.

     Joseph S. Hardin, Jr., age 63, has been a Director of PetSmart since September 2005. From 1997 until his retirement in 2001, Mr. Hardin was President and Chief Executive Officer of Kinko’s, Inc., a leading provider of printing, copying, and binding services. From 1986 to April 1997 he served in several executive positions in increasing responsibility at Wal-Mart Stores, Inc., ultimately as Executive Vice President and as President and Chief Executive Officer of SAM’s Club, the wholesale division of Wal-Mart Stores, Inc. Mr. Hardin serves on the boards of American Greetings Corporation and Dean Foods Company.

     Amin I. Khalifa, age 54, has been a Director of PetSmart since March 2005. From August 2006 until his retirement in September 2007, Mr. Khalifa served as Executive Vice President and Chief Financial Officer for Leap Wireless International, Inc., a leading provider of innovative, high-value wireless services. From October 2003 to August 2006, Mr. Khalifa served as Executive Vice President and Chief Financial Officer for Apria Healthcare Group Inc., leading provider of integrated home healthcare products and services, with responsibility for the company’s financial functions, as well as purchasing, contract services, and investor relations. From June 1999 to September 2003, Mr. Khalifa served as Vice President and Chief Financial Officer of Beckman Coulter, Inc., a manufacturer of diagnostic laboratory equipment and instruments. Prior to that, Mr. Khalifa served as the Chief Financial Officer and held other executive financial positions at the Agricultural Sector of Monsanto Company, Aetna Health Plans, and PepsiCo, Inc.

     Ronald Kirk, age 53, has been a Director of PetSmart since June 2003. Mr. Kirk has been a Partner in the Public Policy and Finance Section of the law firm of Vinson & Elkins, LLP since February 2005. From 1994 to 2005, he was a Partner in the Corporate and Securities Practice of the law firm of Gardere Wynne Sewell LLP. From 1995 to 2001, he was also Mayor of Dallas, Texas. Mr. Kirk serves on the boards of Brinker International, Inc. and Dean Foods Company.

Directors Continuing in Office Until the 2010 Annual Meeting

     Rakesh Gangwal, age 54, has been a Director of PetSmart since December 2005. From June 2003 until August 2007, Mr. Gangwal served as Chairman, President and Chief Executive Officer of Worldspan Technologies Inc., a provider of travel technology and information services to the travel and transportation industry. From 2002 to 2003, he was involved in various personal business endeavors, including private equity projects and consulting projects. From 1998 to 2001, he served as Chief Executive Officer and President of US Airways Group, Inc. and US Airways, Inc., and from 1996 to 1998, Mr. Gangwal was the President and Chief Operating Officer of US Airways Group. On August 11, 2002, US Airways Group, Inc., and its seven domestic subsidiaries, including its principal operating subsidiary, US Airways, Inc., filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. US Airways Group, Inc., and its subsidiaries emerged from bankruptcy protection under a reorganization plan, which became effective on March 31, 2003. Mr. Gangwal serves on the board of OfficeMax Incorporated.

     Barbara A. Munder, age 62, has been a Director of PetSmart since March 1999. Since January 2005, she has served as Executive Director of the operating groups, Institutional Investor Institute and The Hedge Fund Institutional Forum to Euromoney Institutional Investor PLC, an international business-to-business publisher, largely in the international finance, law, tax, energy, and transport sectors. From 2002 to 2004, she served as Senior Advisor to Euromoney Institutional Investor PLC, and as a Director of the operating group, Institutional Investor Institute. From 2001 to 2002, she was a principal of Munder & Associates, a marketing and web strategy-consulting firm. Also during 2001, she was Chief Operating Officer of Womenfuture LLC, a distance learning company. From 1994 to 2000, Ms. Munder held various positions with The McGraw-Hill Companies, Inc., including Senior Vice President, New Initiatives, with oversight for corporate-wide electronic commerce; and Senior Vice President, Corporate Affairs, with responsibility for branding, marketing, communications, and Washington affairs.

     Thomas G. Stemberg, age 59, has been a Director of PetSmart since April 1988. In March 2007, he became a managing general partner with Highland Consumer Partners, a venture capital firm, and from 2005 to 2007 he served as a venture partner with Highland Capital Partners. From 1988 to 2005, Mr. Stemberg served as Chairman of Staples, Inc., an office supply superstore retailer, and from 1986 until 2001, he also served as Chief Executive Officer of Staples, Inc. Mr. Stemberg serves on the boards of CarMax, Inc., and lululemon athletica inc.

D. DIRECTOR COMPENSATION

Retainer

     Each independent Director receives a quarterly calendar retainer of $10,500. The Lead Director receives an additional quarterly retainer of $12,500. In calendar year 2007, the Compensation Committee and Corporate Governance chairs each received $2,500 quarterly, and the Audit Committee chair received $3,750 quarterly. Effective January 1, 2008, the quarterly calendar retainer paid to the Compensation Committee and Audit Committee Chairs was increased to $3,750 and $5,000, respectively. In addition, each independent Director receives a fee of $1,500 for in-person attendance and $1,000 for telephonic attendance at each Board of Directors and committee meeting. Finally, Directors are also eligible for reimbursement for actual expenses incurred in connection with their attendance at Board of Directors and committee meetings.

     Each independent Director must receive at least 50% of their quarterly retainer in shares of common stock, but may elect to receive the remaining 50% of their quarterly retainer in cash. The number of shares of common stock provided to each independent Director in lieu of their quarterly calendar cash retainer is determined by dividing the dollar value that they have elected to receive in shares of common stock by the average closing price of our common stock on the five consecutive trading days prior to the week before the last day of each calendar quarter. Independent Directors may also elect to defer up to 100% of their annual cash compensation into our Deferred Compensation Plan.

Restricted Stock Awards

     Upon their initial election to our Board of Directors, each independent Director receives shares of restricted common stock with a value equal to $125,000. In addition, each independent Director is entitled to receive restricted common stock with a value equal to $83,000 annually. The number of shares of restricted common stock granted to each independent Director for the initial grant and the annual grant is determined by dividing the dollar value of the grant by the fair market value on the date of the grant. The shares of restricted common stock subject to each initial and annual grant cliff vest in four years if the grant was made prior to 2007. Initial and annual grants of common stock made in 2007 or later cliff vest in three years and one year, respectively. Shares subject to these grants are eligible for dividends, if any, that are declared for all stockholders. In fiscal years 2006 and 2007, each independent Director received an annual restricted stock grant of 2,495 shares under our 1997 Equity Incentive Plan and 2,646 shares under our 2006 Equity Incentive Plan, respectively. In March 2008, each independent Director received a restricted stock award of 5,166 shares under our 2006 Equity Incentive Plan.

      Effective January 1, 2008, the value of the annual restricted stock award was increased to $98,000 and such shares will cliff vest on the first anniversary of the date of grant. In fiscal year 2006, we did not grant any stock options or non-equity incentive plan compensation to our non-employee directors.

     The table below presents compensation earned by each independent Director during fiscal year 2007. Mr. Francis, as Chief Executive Officer, is not eligible for any Director compensation or Director grants of restricted stock.

Director Compensation

				Change in
				Pension
				Value and
				Nonqualified
	Fees Earned			Deferred
	or Paid in	Stock	Option	Compensation	All Other
	Cash	Awards	Awards	Earnings	Compensation
Name	(1)	(2)	(3)	(4)	(5)	Total
Lawrence A. Del Santo	$16,572	$169,353	35	$22,363	$770	$209,093
Rita V. Foley	38,065	165,146	—	—	936	204,147
Rakesh Gangwal	15,072	170,022	—	—	802	185,896
Joseph S. Hardin, Jr.	11,072	170,629	—	—	883	182,584
Gregory P. Josefowicz (6)	86,065	165,149	—	—	882	252,096
Amin I. Khalifa	14,572	170,633	—	—	748	185,953
Ronald Kirk	32,065	148,643	2,273	—	770	183,751
Richard K. Lochridge	29,072	169,353	35	—	770	199,230
Barbara A. Munder	10,072	169,353	35	—	770	180,230
Thomas G. Stemberg	44,565	148,643	35	—	770	194,013
Jeffery W. Yabuki (7)	7,978	73,141	—	—	936	82,055
____________________

(1)

Includes all fees earned or paid in cash for services as a Director in fiscal year 2007, including quarterly retainer fees, committee chair fees, and meeting fees. Independent Directors must receive at least 50% of their quarterly retainer fee in shares of our common stock, but may elect to receive the remaining 50% of their retainer fee in cash. As a result, the amounts in this column reflect the value of quarterlyretainer fees, committee chair fees, and meeting fees that either must be paid in cash or may be paid in cash at the election of each independent Director. During calendar year 2007, the independent Directors received the following number of shares of common stock in lieu of the cash retainer: Mr. Del Santo – 1,390 shares; Ms. Foley – 694 shares; Mr. Gangwal – 1,390 shares; Mr. Hardin – 1,390 shares; Mr. Josefowicz – 694 shares; Mr. Khalifa – 1,390 shares; Mr. Kirk – 694 shares; Mr. Lochridge – 1,390 shares; Ms. Munder – 1,390 shares; Mr. Stemberg – 694 shares; and Mr. Yabuki – 463 shares.

(2)

Represents the aggregate proportionate fair value of shares of restricted common stock granted in fiscal year 2003 through fiscal year 2007 recognized as a compensation expense in PetSmart’s financial statements for fiscal year 2007, including amounts paid in shares of our common stock for the quarterly retainer fee of each independent Director. The grant date fair value for each share of restricted common stock is based on the closing price of PetSmart’s common stock on the date of grant. Restricted stock awards granted prior to January 1, 2007, vest four years from the date of the grant. Restricted stock awards granted subsequent to January 1, 2007, vest as follows: (1) for annual grants, on the first anniversary of the date of grant and (2) for initial grants, on the third anniversary of the date of grant.

As of February 3, 2008, the directors had received the following aggregate number of shares of common stock and held the following aggregate number of shares of unvested restricted common stock:

	Number of Shares of	Number of Shares of
	Restricted Common	Unvested Restricted
Name	Stock Granted	Common Stock
Lawrence A. Del Santo	9,688	9,688
Rita V. Foley	11,068	11,068
Rakesh Gangwal	9,956	9,956
Joseph S. Hardin, Jr.	10,625	10,625
Gregory P. Josefowicz	10,620	10,620
Amin I. Khalifa	9,507	9,507
Ronald Kirk	9,688	9,688
Richard K. Lochridge	9,688	9,688
Barbara A. Munder	9,688	9,688
Thomas G. Stemberg	9,688	9,688
Jeffery W. Yabuki	11,068	0

(3)

Represents the aggregate proportionate fair value of options granted through fiscal year 2003 recognized as a compensation expense in PetSmart’s financial statements for fiscal year 2007. The grant date fair value is determined in accordance with SFAS No. 123(R). We have not granted stock options to our independent Directors since fiscal year 2003. As of February 3, 2008, the independent Directors held the following aggregate number of stock options: Mr. Del Santo – 62,843 shares; Mr. Kirk – 9,000 shares; Mr. Lochridge – 32,843 shares; Ms. Munder – 53,843 shares; and Mr. Stemberg – 34,843 shares.

(4)	Includes earnings on amounts deferred under our Deferred Compensation Plan. Please see the section entitled “Nonqualified Deferred Compensation” for a description of the plan.

(5)

Includes the dollar value of any dividends or other earnings paid on shares of restricted common stock to the extent not factored into the grant date fair value of the restricted stock awards. Quarterly dividends of $0.03 per share were paid on shares of restricted common stock during fiscal year 2007.

(6)	Mr. Josefowicz declined the Corporate Governance Chairman fee due to the additional compensation he received for serving as our Lead Director.

(7)

Mr. Yabuki did not stand for re-election and retired from the Board of Directors in June 2007. In recognition of Mr. Yabuki’s contributions to PetSmart, the Board of Directors waived our right to reacquire 4,573 unvested shares subject to outstanding restricted stock awards.

ARTICLE III. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDIT COMMITTEE

A. PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2008, ending February 1, 2009. Services provided to PetSmart by Deloitte & Touche LLP in fiscal year 2007 are described under “Fees to Independent Registered Public Accounting Firm for Fiscal 2007 and 2006” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee on page 18.

     Deloitte & Touche LLP has audited the financial statements of PetSmart since February 1999. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

     Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of PetSmart and our stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO

B. FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007 AND 2006

     The following table shows the fees billed to PetSmart for services provided by Deloitte & Touche LLP for our fiscal years 2007 and 2006:

	2007	2006
Audit Fees	$1,930,000	$1,983,000
Audit-Related Fees	177,000	47,000
Tax Fees	813,000	650,000
All Other Fees	0	207,000
Total	$2,920,000	$2,887,000

Audit Fees. This category includes the audit of PetSmart’s annual financial statements, audit of internal control over financial reporting, review of financial statements included in PetSmart’s Form 10-Q Quarterly Reports, and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, consents related to SEC and other registration statements, and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees. This category consists of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of PetSmart’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan audits and other accounting consultations.

Tax Fees. This category consists of professional services rendered by Deloitte & Touche LLP for tax compliance and tax return preparation of $199,000 and $337,000 in fiscal years 2007 and 2006, respectively, and for technical tax advice of $614,000 and $313,000 in fiscal years 2007 and 2006, respectively.

All Other Fees. There were no other professional services rendered by Deloitte & Touche LLP in fiscal year 2007. There were other professional services rendered by Deloitte & Touche LLP in fiscal year 2006 related to due diligence for a potential acquisition.

     The Audit Committee has determined that the rendering of tax services by Deloitte & Touche LLP is compatible with maintaining its independence.

     The Audit Committee has established procedures for the pre-approval of all audit and permitted non-audit-related services provided by our independent registered public accounting firm. The procedures include, in part, that: (1) the Audit Committee, on an annual basis, shall pre-approve the independent registered public accounting firm’s engagement letter/annual service plan; (2) the Audit Committee Chair has been delegated the authority to pre-approve any permitted non-audit services up to $50,000 per individual proposed service; (3) the Audit Committee must pre-approve any permitted non-audit services that exceed $50,000 per individual proposed service; and (4) at each regularly scheduled Audit Committee meeting: (a) the Audit Committee Chair will review any services that were pre-approved since the last Audit Committee meeting; and (b) a review will be conducted of the services performed and fees paid since the last Audit Committee meeting.

C. AUDIT COMMITTEE

     The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to our stockholders with respect to its oversight of: the quality and integrity of PetSmart’s financial statements and disclosures; our compliance with legal and regulatory requirements; the relationship with our internal auditors and our independent registered public accounting firm, including their independence, the audit, and additional services; and our internal and disclosure controls. During fiscal year 2007, the Audit Committee was initially composed of the following independent Directors: Messrs. Lochridge (Chair), Gangwal, Khalifa, and Yabuki. Ms. Foley replaced Mr. Yabuki who retired from the Board of Directors at the 2007 Annual Meeting. Messrs. Lochridge and Khalifa have been designated by the Board of Directors as audit committee financial experts as defined in applicable SEC Rules. The Board of Directors made a qualitative assessment of Messrs. Lochridge’s and Khalifa’s level of knowledge and experience based on a number of factors, including their education and work, management, and director experience. All members of our Audit Committee are financially literate and are independent, as independence is defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Audit Committee met six times during fiscal year 2007, and its report is presented below. The Audit Committee acts under a written charter that was adopted by the Board of Directors and is published in the Corporate Governance Section of the PetSmart website located at www.petm.com.

D. REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

     The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of PetSmart.

     The Audit Committee oversees PetSmart’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. PetSmart has an Internal Audit Department that is actively involved in examining and evaluating PetSmart’s financial, operational, and information systems activities and reports functionally to the Chair of the Audit Committee and administratively to management. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the periodic reports, including the audited financial statements in our Annual Report on Form 10-K. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of PetSmart’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit Committees, AU Section 380). In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and PetSmart, including the matters in the written disclosures and the Letter from the Independent Registered Public Accounting Firm required by the Independence Standards Board, Standard No. 1 (Independence Discussions with Audit Committees).

     The Audit Committee discussed with PetSmart’s independent registered public accounting firm the overall scope and plans for their audit, and developed a pre-approval process for all independent registered public accounting firm services. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of PetSmart’s internal and disclosure controls, and the overall quality of PetSmart’s financial reporting. The Audit Committee held six meetings during fiscal year 2007.

     The Audit Committee has determined the rendering of tax services by Deloitte & Touche LLP is compatible with maintaining its independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in PetSmart’s Annual Report on Form 10-K for the fiscal year 2007, ended February 3, 2008, for filing with the SEC. The Audit Committee has appointed Deloitte & Touche LLP to be PetSmart’s independent registered public accounting firm for the fiscal year 2008, ending February 1, 2009.

Audit Committee of the Board of Directors

Richard K. Lochridge (Chairman)
Rita V. Foley
Rakesh Gangwal
Amin I. Khalifa

____________________

1

This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any PetSmart filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

ARTICLE IV. COMPENSATION DISCUSSION AND ANALYSIS
AND COMPENSATION COMMITTEE REPORT

A. REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS1

     The Compensation Committee of our Board of Directors is responsible for establishing the policies and programs that govern all of the compensation of our executive officers. The Compensation Committee is comprised of independent Directors who are appointed by the Board. The Compensation Committee Charter, approved by the Board, clearly states the duties and responsibilities of the Compensation Committee. The Board reviews all decisions by the Compensation Committee relating to the compensation of our executive officers.

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement due to its content accurately reflecting our compensation program philosophy and our total compensation program as designed by the Compensation Committee.

Compensation Committee of the Board of Directors

Thomas G. Stemberg (Chairman)
Lawrence A. Del Santo
Rita V. Foley
Gregory P. Josefowicz

____________________

1

The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any PetSmart filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 other than our Annual Report on Form 10-K (where it shall be deemed to be “furnished”), whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

     This Compensation Discussion and Analysis provides information about our compensation program as administered by the Compensation Committee of the Board of Directors. This program relates to our Chief Executive Officer, Chief Financial Officer, and the other three most highly compensated executive officers, who are collectively referred to as the “named executive officers,” and our other executive officers. The discussion below explains our compensation philosophy, the structure of our compensation program, and the manner in which it was developed and continues to evolve. It includes the way executive compensation is determined, the compensation elements, and the reasons we use those elements in our compensation program.

Governance Structure of Compensation Program

     The Board of Directors created the Compensation Committee and its charter to help fulfill its responsibility to oversee the policies and programs that govern our executive officers’ compensation. The Compensation Committee creates and regularly reviews our compensation philosophy and approves all elements of our compensation program for our executive officers. Currently, the Board of Directors has identified 12 individuals as executive officers, due to the broad scope of their job responsibilities and policy-making authority.

     The Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of our compensation programs, which are intended to strengthen the link between executive pay and performance. The Charter for the Compensation Committee outlines the Committee’s responsibilities, and the

Compensation Committee, the Corporate Governance Committee and the Board of Directors periodically review and revise the charter. The Compensation Committee Charter is published in the Corporate Governance section of the PetSmart website located at www.petm.com.

     All members of our Compensation Committee are independent, as defined in Rule 4200(a)(15) of the NASDAQ listing standards and as determined by the Board of Directors. Qualifications for inclusion on the Compensation Committee include independence and experience with: compensation, benefits, leading and motivating people, and fiscal responsibility. During fiscal year 2007, the Compensation Committee was composed of the following directors: Ms. Foley and Messrs. Stemberg, Del Santo, and Josefowicz. Mr. Stemberg served as chairperson during fiscal year 2007.

     The Compensation Committee meets at scheduled times during the year, and occasionally considers and takes action by unanimous written consent. The Compensation Committee met five times during fiscal year 2007 and acted by unanimous written consent four times. The Compensation Committee chairperson plans the topics to be addressed at each meeting during the year. In addition, the chairperson sets a detailed meeting agenda before each meeting in collaboration with the Compensation Committee’s compensation consultant and PetSmart’s executive officers.

     The Chief Executive Officer, Chief Financial Officer, General Counsel, Senior Vice President, People, and certain other executive officers may attend Compensation Committee meetings at the request of the Compensation Committee. They present and discuss agenda items, answer questions, and take the minutes of the meeting. On a regular basis, the Compensation Committee has executive sessions during which no executive officers are present. Periodically, the Chief Executive Officer may be asked to attend a specific executive session. The Compensation Committee may from time to time request the attendance of independent compensation consultants at its meetings as well as at executive sessions.

     The Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist the committee. During fiscal year 2007, the Compensation Committee retained a compensation consultant, Hay Group, to assist it in ensuring that PetSmart’s compensation programs are consistent with the Compensation Committee’s philosophy and aligned with the strategy of PetSmart. Hay Group advises the Compensation Committee on various compensation related matters, including updates on compensation practices within the retail industry, competitive data, benchmarking and market/peer analysis, special projects and compliance issues. Hay Group also collaborates with PetSmart’s management, with the agreement and approval of the Compensation Committee, to ensure calibration and accuracy of information prior to the presentation of Hay Group’s recommendations to the Compensation Committee.

     In addition, PetSmart has an internal compensation team made up of a cross-section of executive officers, whose purpose is to assist the Compensation Committee in making recommendations and to carry out the administrative aspects of PetSmart’s compensation programs, including those for associates other than the executive officers. To assist the internal compensation team, management retained Hewitt Associates to provide consulting services regarding our benefit plans. Management also retained Hay Group to assist in compiling compensation data, conducting analyses, consulting services, and supplementing internal resources for market analysis. The Compensation Committee believes the work performed by Hay Group for management does not in any way impact its independence.

Compensation Philosophy

     The compensation philosophy of the Compensation Committee is built upon the principles of pay for performance, shared ownership and alignment with the long-term interests of our stockholders. We also believe it is important that our compensation philosophy support PetSmart’s strategy of consistent, efficient long-term growth. As a result, PetSmart’s executive compensation programs emphasize at-risk pay through the use of performance-based incentive awards, long-term equity with significant upside potential, and limited use of perquisites. Base salaries are targeted to be at approximately the 50th percentile of the market for comparable companies. Total cash compensation (the combination of base salary plus short-term incentives) is targeted at the 50th percentile with a payout opportunity at approximately the 75th percentile of the market for superior company performance. Total direct compensation (the combination of base salary plus short and long-term incentives) provides the opportunity to earn above the 75th percentile if PetSmart’s performance is significantly greater than the market. This philosophy supports the need to attract and retain executive talent with the specific skill sets required to ensure PetSmart’s continued success, including solid leadership, long-term strategic vision, a customer-centric focus and strong results orientation. Pay for performance considers the financial and non-financial goals of PetSmart and the long-term responsible improvement of stockholder returns.

Determining Executive Compensation

     When evaluating executive compensation, the Compensation Committee considers, in part:

  pay for individual and company performance;

  alignment with the stated compensation philosophy;

  the need to attract and retain quality leadership;

  relative internal equity between officers;

  appropriate cost management; and

  continued focus on corporate governance.

This process includes a review of PetSmart’s entire compensation program and an analysis for each executive officer of all elements of compensation as compared to the individual’s and PetSmart’s performance and objectives. The Compensation Committee works directly with Hay Group to determine compensation for the Chief Executive Officer and the other executive officers. The Chief Executive Officer makes compensation recommendations to the Compensation Committee for the remaining executive officers for its review and approval. The Senior Vice President, People is responsible for the design and implementation of all of PetSmart’s compensation programs as approved by the Compensation Committee or its delegee.

     The Compensation Committee utilizes compensation consultants to analyze our executive compensation compared to the consultant’s own proprietary retail-specific survey as well as the approved peer group. The proprietary retail industry survey includes 100 retailers and provides data by job title controlling for differences in responsibility and revenue. The 2007 Hay Retail Survey participants are as follows:

7-Eleven, Inc.	Costco Wholesale Corporation	Liz Claiborne, Inc.	Richemont North America, Inc.
Abercrombie & Fitch Co.	Euromarket Designs, Inc. (Crate and Barrel)	Lord & Taylor	Safeway, Inc
Ace Hardware	Cutter & Buck Inc.	Lowe’s Companies, Inc.	Saks Incorporated
Advance Auto Parts, Inc.	CVS Caremark Corporation	Macy’s, Inc.	Sears Holdings Corporation
Aeropostale, Inc.	Dollar General Corp	Meijer, Inc.	ShopKo Stores, Inc.
Ahold U.S.A., Inc.	Dollar Tree, Inc.	Mervyn’s, LLC	Smart & Final, Inc.
Alex Lee, Inc.	DSW Inc	Michaels Stores, Inc.	Stage Stores, Inc.
American Eagle Outfitters, Inc.	Eddie Bauer Holdings, Inc.	National Vision, Inc.	Staples, Inc.
American Girl, LLC	Family Dollar Stores, Inc.	Neiman Marcus Group, Inc.	The Talbots, Inc.
America’s Collectibles Network	FedEx Corporation	New York & Company, Inc.	Target Corporation
AnnTaylor Stores Corporation	Food Lion, LLC	Nike, Inc.	The Andersons, Inc.
AutoZone, Inc.	Gap, Inc.	Nordstrom, Inc.	The Timberland Company
Belk, Inc.	Great Atlantic & Pacific Tea Company, Inc.	Office Depot, Inc.	The TJX Companies, Inc.
Benetton U.S.A. Corporation	Hallmark Cards, Inc.	OfficeMax Incorporated	Tommy Hilfiger Group
Best Buy Co., Inc.	Harris Teeter, Inc.	The Pantry, Inc.	Toys R Us, Inc.
BI-LO, LLC	Helzberg Diamond Shops, Inc.	Payless ShoeSource, Inc.	Tween Brands, Inc.
Big Lots, Inc.	The Home Depot, Inc.	Petco Animal Supplies, Inc.	Ulta Salon, Cosmetics & Fragrance, Inc.
Blockbuster Inc.	Hot Topic, Inc.	PetSmart, Inc.	United Supermarkets, LLC
The Bon-Ton Stores, Inc.	J.C. Penney Company, Inc.	Phillips-Van Heusen Corporation	Walgreen Co
Borders Group, Inc.	J. Crew Group Inc	Pier 1 Imports, Inc.	Wal-Mart Stores, Inc.
Brown Shoe Company, Inc.	Kohl’s Corporation	Polo Ralph Lauren Corporation	Whole Foods Market, Inc.
C&S Wholesale Grocers, Inc.	Lands’ End, Inc.	Publix Super Markets, Inc.	Williams-Sonoma, Inc.
Carter’s, Inc.	Levitz Furniture, Inc.	RadioShack Corporation	Wilsons The Leather Experts, Inc.
Children’s Place Retail Stores, Inc.	Limited Brands, Inc.	Recreational Equipment, Inc. (REI)	Winn-Dixie Stores. Inc.
Coach, Inc.	Linens’n Things, Inc.	Restoration Hardware, Inc.	Zale Corporation

     The Compensation Committee determines our peer group using the following criteria:

  publicly-held specialty retailers with a similar level of performance, net income growth and total shareholder return;

  revenues typically from one-half to twice that of PetSmart;

  a multi-channel retail structure with an emphasis on hard goods;

  specific characteristics matching PetSmart’s current or potential business model; and/or potential competitors for executive talent.

This peer group is reviewed periodically by the Compensation Committee and may change from time to time based on the current competitive environment. The current peer group is comprised of the following companies:

  Abercrombie & Fitch Co.
  Advance Auto Parts Inc.
  AutoZone Inc.
  Barnes & Noble Inc.
  Bed Bath & Beyond Inc.
  Borders Group, Inc.
  CarMax Inc.
  Collective Brands (Payless)
  Dick’s Sporting Goods Inc.
  Dollar Tree Stores Inc.
  Family Dollar Stores Inc.
  Foot Locker Inc.
  Gamestop Corp.
  OfficeMax Inc.
  Ross Stores Inc.
  Talbots Inc.
  Williams-Sonoma Inc.
  Zale Corp.

     Benchmarking is one factor used in determining executive officer compensation. The Compensation Committee compares each element of compensation separately and in the aggregate to compensation at certain companies PetSmart benchmarks against, sometimes referred to as our peer group, as well as a larger retail comparator group represented in the Hay proprietary survey. As compared to benchmarks in the 2007 study, the base salary for our chief executive officer was around the 75th percentile, while the base salaries of our other executives trended around the 50th percentile. Our target annual performance incentives create total cash compensation that is at or slightly below the 50th percentile for most positions. Our total direct compensation trends between the 50th and 75th percentile resulting from long term incentive equity grants between the 50th and 75th percentile. We provide limited benefits and perquisites. The Compensation Committee believes our executive compensation packages are reasonable when considering our business strategy, compensation philosophy, and the competitive market.

Design and Elements of our Compensation Program

     The four elements of executive compensation for our executive officers, including the named executive officers, are: (1) base salary; (2) annual performance incentive; (3) long-term equity incentive compensation consisting of stock options and restricted stock; and (4) benefits. These elements are designed to:

  ensure that PetSmart executives have clear goals and accountability with respect to PetSmart’s performance;

  ensure pay for performance and encourage responsible business growth;

  establish pay opportunities that are competitive with prevailing industry practices, our stage of growth and the labor markets in which we operate;

  align incentive and equity compensation with PetSmart’s strategy and the long-term interests of PetSmart stockholders; and

  assist PetSmart with attraction, retention and motivation of key executive talent.

     Each of the four elements are discussed below in greater detail:

     1. Base Salary. The base salary for executive officers is set annually by reviewing, in order of importance, the skills and performance levels of individual executives, the needs of PetSmart, and the competitive pay practices of companies with which we compete for executive talent. In determining individual base salaries, the Compensation Committee considers job experience, individual performance, and the internal value of the position. Base salary for new executive officers is also set utilizing the above criteria, and after considering the length and breadth of the individual’s experience within the retail industry and specific functional area.

     The base salaries paid to our named executive officers are set forth in the Summary Compensation Table. For fiscal year 2007, the Chief Executive Officer’s base pay was at the 75th percentile of the market in recognition of his contributions to PetSmart’s growth and his long tenure as Chief Executive Officer. For the remaining named executive officers, base pay was at or slightly below the 50th percentile. For fiscal year 2008, the Chief Executive Officer’s base pay has been set at $975,000, which is slightly above 75th percentile of the market. For the remaining executive officers base pay is generally set at the 50th percentile for fiscal year 2008. We believe that the base salary paid to our executive officers during fiscal year 2007 and as set for fiscal year 2008 achieves our executive compensation objectives, compares favorably to our peer group and is within our target of providing base salary at or near the market median.

     2. Annual Performance Incentive. The annual performance incentive is designed to motivate executives to attain short-term objectives that align with long-term business goals. Our policy is to have a significant portion of an executive’s total cash compensation tied to PetSmart’s overall performance. At the beginning of each fiscal year, under the Executive Short-Term Incentive Plan, or the ESTIP, the Compensation Committee assigns each executive officer an incentive target equal to a specified percentage of his or her annual base salary. The Chief Executive Officer’s incentive target is 100%, the President and Chief Operating Officer’s target is 75%, and the target for the remaining executive officers is 50% (40% for the Chief Accounting Officer).

     The ESTIP, which was approved as amended by the stockholders in June 2007, is designed and administered in a manner intended to qualify incentive awards to our executive officers as “performance-based compensation” for purposes of 162(m) of the Internal Revenue Code. This is intended to allow PetSmart to fully deduct for federal income tax purposes the compensation paid under the ESTIP. The incentive targets and the performance metrics for each executive are determined by the Compensation Committee at the beginning of each fiscal year based on the executive’s position and responsibilities.

     For purposes of evaluating performance the Compensation Committee may adjust GAAP results for specific nonrecurring extraordinary items we do not consider core to our operating business such as certain litigation expenses, insurance recoveries or restructuring activities. The ESTIP also allows the Compensation Committee in any year to reduce the amount paid based on any individual or PetSmart performance factors deemed relevant by the Compensation Committee, including the time in a particular executive position. In addition, the Compensation Committee has discretion to pay out awards above 200% of base pay in the form of our common stock.

Fiscal Year 2007

     For fiscal year 2007, the incentive payout to our executive officers was a function of three performance goal measures:

  PetSmart’s overall performance relative to an earnings per share target;

  return on invested capital; and

  increase in sales.

     The Compensation Committee believes earnings per share is the best indicator to our stockholders of overall business health. Return on invested capital ensures PetSmart’s executive officers focus on creating efficient growth. In a period of rapid expansion, sales growth focuses executive officers on both strengthening PetSmart’s core business and developing new and innovative services. The ESTIP provides for alternative stockholder approved performance goal measures, including net income, customer satisfaction, increase in stock price, return on equity, and return on assets. We have selected some of these in the past and may select some of these in the future based upon our strategic initiatives. For example, increase in sales was added in 2006 as our services business gained momentum.

     The Compensation Committee typically sets realistic but challenging targets for each measure. In 2007, targets were based on a formulaic improvement over the previous year’s results derived directly from PetSmart’s strategic plan as well as published guidance given to our stockholders and the investor community. Each measure contained a payout opportunity between 50% and 300% of the target award. The 200% and 300% payouts represent increasingly challenging incremental improvements over the target award. A minimum earnings per share achievement of 90% of target was required in order for any payout to occur from the ESTIP. This also acted as the 50% payout target for the earnings per share measure.

     The total incentive achievement for fiscal year 2007 for Messrs. Francis, Moran, Storck, O’Leary, and Lenhardt was at 41.4% of their overall incentive target. The reduction in 2007 is a the result of the less than target achievement in earnings per share (60.5% of target), sales growth (71.0%) and return on invested capital (0.0%).1 The calculation of the payout percent is as follows:

Component	Weight	Payout Percentage	Weighted Payout Percentage
EPS	45%	60.5%	27.2%
ROIC	35%	0%	0%
Sales Growth	20%	71.0%	14.2%
		Total	41.4%

     Over the past three years ESTIP performance exceeded target levels in two of the years, and fell short of target level in 2006.

____________________

1

As authorized by the ESTIP, the Compensation Committee adjusted GAAP results for specific nonrecurring extraordinary items, including the 53rd week of sales, impact of the sale of the State Line Tack business and restructure of the investment in Medical Management International, Inc.

Fiscal Year 2008

     Fiscal year 2008 continues our 2007 philosophy. The same criteria and weightings will be used. Additionally, weights are standardized for all executive officers to encourage a cross-functional team focus. As in fiscal year 2007, a minimum earnings per share achievement has been established, and increased from 90% to 95% of target. The minimum earnings per share must be met in order for any payout to occur from the ESTIP and each measure contains a payout opportunity between 50% and 300% of the target award. The 2008 criteria, weightings and measures again are based on management achieving material and measurable improvement over 2007 actual performance and are derived directly from PetSmart’s strategic plan as well as published guidance. The Committee believes they are realistic but challenging targets for each measure and are well designed to align management’s compensation with the long-term business goals expressed above.

     3. Equity-Based Incentive Compensation. Equity-based incentive compensation is provided to certain employees, including executive officers, to link a portion of compensation to the long-term financial success of PetSmart and as a retention tool. Equity compensation is comprised of both stock options and restricted stock, which are subject to time based vesting. The Compensation Committee believes stock options are inherently performance-based as the executive officer does not receive any benefit unless the stock price rises after the date the option is granted. Restricted stock is generally awarded as a retention vehicle and to support the attraction of leadership talent. However, restricted stock also serves to align the interests of our executive officers with the long-term interests of our shareholders through the use of four-year cliff vesting and the Officer and Director Stock Ownership Guidelines. See page 8 for a discussion of these guidelines.

     Historically, stock awards have been granted through the 2003 Equity Incentive Plan, or the 2003 Plan, and our 1997 Equity Incentive Plan, or the 1997 Plan. In June 2006, our stockholders approved the combination of these two plans into the 2006 Equity Incentive Plan, or the 2006 Plan.

     The stock options under the 1997 Plan and 2003 Plan historically have a ten-year maximum term from the date of grant, or earlier if employment terminates. Stock option grants are subject to vesting requirements. Commencing in fiscal year 2006, the maximum term for stock options was reduced to seven years. PetSmart adopted an annual grant policy in fiscal year 2007, which specifies that the Compensation Committee shall approve the grants prior to the end of the fiscal year, and that the annual grant date shall be on the third business day following the public release of the Company’s prior fiscal year financial results. Options historically have vested over a period of four years with 25% of the shares vesting on the one-year anniversary of the date of grant and the remaining 75% of the shares vesting each month thereafter on a ratable basis over a period of 36 months in accordance with their terms. In January 2005, vesting was changed for future grants to 25% on consecutive yearly anniversaries of the date of grant. Executive officers were granted options to purchase an aggregate of 473,455 shares during fiscal year 2007. Grants to our named executive officers comprised 30.48% of all stock options granted. In granting options under the 2006 Plan, the Compensation Committee takes into account each executive’s responsibilities, relative position at PetSmart, and past grants.

     In fiscal year 2007, we continued to grant restricted stock to executive officers in addition to stock options. These grants generally become 100% vested on the fourth anniversary of the date of grant, unless the vesting date occurs during a closed trading window. If the vesting date occurs during a closed trading window, the vesting date is delayed until the earlier of the first open trading date or 60 days from the anniversary date. We believe that this vesting schedule acts as a significant retention tool and also links the compensation of our executive officers with the long-term interests of our stockholders. The earlier vesting of restricted stock may occur in the event of a change in control or, in some cases, in the event of an executive retirement that is pursuant to the requirements as set forth in the grant documents.

     From time to time, the Compensation Committee may also approve additional equity awards to executive officers to recognize exceptional performance, the assumption of additional responsibilities or for retention purposes. Prior to fiscal year 2007, the exercise price of stock option grants was determined by reference to the closing price of our common stock on the last trading day prior to the date of grant. However, the Compensation Committee approved an amendment to the 2006 Plan effective in fiscal year 2007, to determine the exercise price of stock option by reference to the closing price of our common stock on the date of grant.

     Consistent with our compensation philosophy, in fiscal year 2007, equity grants to the named executive officers generally reflected the 75th percentile of the market, with the exception of Mr. Francis, whose award was slightly below the 75th percentile (due primarily to an increase in the comparative market data). As a result, total direct compensation (base salary, bonus, and the value of long-term equity grants) for the named executive officers on average trended between the 50th percentile and 75th percentile. In fiscal year 2006, total direct compensation for the named executive officers on average trended between the 75th percentile and 90th percentile. The decrease in fiscal year 2007 can generally be attributed to an increase in the comparative market and a decrease in equity grant values, which reflect changing economic conditions. The specific equity grants awarded to the named executive officers are set forth in the “Summary Compensation Table.” Equity grants in fiscal year 2008, which occurred in March 2008, were reduced somewhat to reflect the challenging economic conditions, but remain generally slightly below the 75th percentile of the market. In addition to the annual equity grant, the Compensation Committee granted a special onetime award of 30,000 stock options to Messrs. Francis and Moran for their efforts related to the MMI Holdings transaction.

     4. Benefits. We provide benefit programs to executive officers and to other employees. The following table generally illustrates such benefit plans and identifies those employees who may be eligible to participate:

Certain Managers
and high-level individual
Benefit Plan	Executive Officers	contributors	Other Full Time Employees
401(k) Plan	✓	✓	✓
Medical/Dental/Vision Plans	✓	✓	✓
Life and Disability Insurance (1)	✓	✓	✓
Employee Stock Purchase Plan	✓	✓	✓
Short Term Incentive Plan (2)	✓	✓	✓
Equity Incentive Plans	✓	✓	Not Offered
Change in Control and Severance Plan (3)	✓	✓	Not Offered
Deferred Compensation Plan (4)	✓	✓	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered
Employee Stock Ownership Plan	Not Offered	Not Offered	Not Offered
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered
____________________

(1)	PetSmart provides company-paid Long-Term Disability insurance to eligible full-time employees with a monthly benefit in the amount of 60% of qualified salary to a maximum of $10,000 per month. All of PetSmart’s officers receive Company-paid Long-Term Disability coverage that provides a monthly benefit of 66.67% of qualified salary to a maximum of $15,000 per month.

(2)	PetSmart has two short-term incentive plans, the Executive Short Term Incentive Plan, or ESTIP, and the Short Term Incentive Plan, or STIP. The ESTIP covers our executive officers, while the STIP is for all other eligible employees. The incentive targets and the company performance metrics for the ESTIP and the STIP are determined by the Compensation Committee at the beginning of each fiscal year based on the position and responsibility of each employee.

(3)	Details of the Change in Control and Severance Plan may be found in the following section.

(4)	PetSmart has implemented a Deferred Compensation Plan that allows executive officers and certain management-level employees to defer receipt of certain salary and cash bonus payments on a pre-tax basis. The amount deferred under the Deferred Compensation Plan may be indexed to certain approved investment funds. PetSmart matches a percentage of employee deferrals up to a maximum employee deferral of 10% of the salary of the employee. The actual amount PetSmart matches is a function of PetSmart’s overall performance relative to an earnings per share target. PetSmart also provides a 401(k) restoration match equal to 50% of the participant’s annual deferral amount up to 6% of the participant’s annual base salary reduced by the amount of any matching contributions made to the 401(k) Plan.

     We believe perquisites for executive officers should be extremely limited in scope and value. As a result, PetSmart has historically given nominal perquisites. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Types of Perquisites	Executive Officers	Certain Managers	Full Time Employees
Employee Discount	✓	✓	✓
Financial Planning Allowance (1)	✓	✓	Not Offered
Automobile Allowance	Not Offered	Not Offered	Not Offered (2)
Country Club Memberships	Not Offered	Not Offered	Not Offered
Personal Use of Company Aircraft	Not Offered	Not Offered	Not Offered
Security Services	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use (3)	Not Offered	Not Offered	Not Offered
____________________

(1)	We provide our officers with a limited taxable reimbursement allowance for professional services such as financial planning, life insurance, estate planning and tax preparation, which are focused on assisting executive officers in achieving the highest value from their compensation package. See the “Summary Compensation Table” for details regarding actual levels provided to executive officers.

(2)	Certain field employees receive reimbursement, in accordance with the Internal Revenue Code, for various costs incurred in connection with utilization of their personal vehicle for business travel that is in addition to typical business expenses.

(3)	We do not provide dwellings for personal use other than short-term temporary housing related to relocation.

Severance and Change in Control Arrangements

     We have entered into agreements with our executive officers providing severance and change in control benefits, the terms of which are described below under “Employment and Severance Agreements.” We believe these severance and change in control benefits are an essential element of our overall executive compensation package and assist us in recruiting and retaining talented individuals and aligning the executive officer’s interests with the interests of our stockholders.

Change in Control Arrangements

     With respect to change of control benefits, we provide severance compensation if an executive officer is terminated in connection with a change of control transaction. These change of control benefits are structured on a “double-trigger” basis, meaning that before an executive officer can receive severance compensation: (1) a change of control must occur; and (2) three months prior to or within 36 months following the change in control, the executive officer’s employment terminates for good reason or without cause. These provisions were included to motivate our executive officers to act in the best interests of our stockholders by removing the distraction of post-change of control uncertainties faced by the executive officers with regard to their continued employment and compensation. We believe that double-trigger change of control severance compensation is attractive to maintain continuity and retention of key management personnel and is consistent with our compensation philosophy. We also provide “single-trigger” acceleration of 50% of outstanding stock awards and “double-trigger” full acceleration of such stock awards in the event of a covered termination pursuant to our Executive Change in Control and Severance Benefit Plan.

Severance Arrangements

     We also believe that the other severance benefits described in the section entitled “Employment And Severance Arrangements” are appropriate, particularly with respect to a termination by PetSmart without cause. In that scenario, both PetSmart and the executive officer have a mutually agreed upon severance package that is in place prior to any termination event. We believe this arrangement provides PetSmart with greater flexibility to make a change in executive management if such a change is in the stockholders’ best interests.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

     Section 162(m) of the Internal Revenue Code denies a deduction to any public corporation such as PetSmart for compensation paid in a taxable year to certain executive officers to the extent that compensation exceeds $1 million. Compensation exceeding $1 million may be deducted only if it is “performance-based compensation” within the meaning of Section 162(m).

     The ESTIP and the 2006 Plan have been designed in a manner to permit the grant of cash bonus awards and stock options to the named executive officers that qualify as “performance-based compensation.” PetSmart believes that the tax deduction of compensation is an important factor in setting executive compensation policy. PetSmart makes an effort to structure individual compensation and compensation programs to allow it to fully deduct compensation in accordance with Section 162(m). However, if compliance with Section 162(m) conflicts with the PetSmart compensation philosophy, or what is believed to be in the best interests of PetSmart and its stockholders, we may conclude that paying non-deductible compensation is more consistent with that philosophy and in the best interests of PetSmart and our stockholders. For example, in prior years we approved awards of restricted stock to certain executive officers, including Mr. Francis, all subject to four-year cliff vesting. It is likely that any deduction in connection with the award could be limited by the application of Section 162(m). We believe the award forms an important part of our executive officers’ total compensation and incentive program, notwithstanding the possible application of the Section 162(m) deduction limitation.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is an officer or employee of PetSmart, and none of our executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.

EXECUTIVE COMPENSATION

     The following table shows for the fiscal year ended February 3, 2008, compensation awarded to, paid to, or earned by, our Chief Executive Officer, three executives who held the position of Chief Financial Officer during the 2007 fiscal year, and our three other most highly compensated executive officers as of February 3, 2008.

Summary Compensation Table
										Change in
										Pension
										Value and
										Nonqualified
										Deferred
									Non-Equity	Compensation	All Other
	Fiscal						Option		Incentive Plan	Earnings	Compensation
Name and Principal Position	Year	Salary	Bonus		Stock Awards		Awards		Compensation	(5)	(6)	Total
Philip L. Francis	2007	$960,192	—		$1,076,067	(1)	$941,069	(2)	$397,520	$155,809	$125,340	$3,655,997
Chief Executive Officer and	2006	905,769	—		1,252,489	(3)	778,869	(4)	783,490	197,930	135,485	4,054,032
Chairman of the Board

Lawrence P. Molloy (7)	2007	121,154	—		25,872	(1)	28,580	(2)	100,000	(467)	26,622	301,761
Chief Financial Officer	2006	—	—		—		—		—	—	—	—
and Senior Vice President

Robert F. Moran	2007	737,115	—		904,969	(1)	780,590	(2)	228,874	24,436	102,871	2,778,855
President and Chief	2006	693,077	—		476,549	(3)	653,039	(4)	449,634	286,347	113,343	2,671,989
Operating Officer

David K. Lenhardt	2007	416,058	$15,000	(11)	493,712	(1)	292,209	(2)	86,124	16,472	59,870	1,379,445
Senior Vice President,	2006	345,384	—		419,374	(3)	265,455	(4)	153,696	129,054	48,401	1,361,364
Store Operations and
Services

Joseph D. O’Leary (10)	2007	417,154	—		170,617	(1)	162,041	(2)	86,351	1,009	54,207	891,379
Senior Vice President,	2006	185,000	—		12,198	(3)	29,998	(4)	100,000	3	168,253	495,452
Supply Chain

Raymond L. Storck, Jr.	2007	231,169	100,000	(8)	102,712	(1)	72,753	(2)	38,282	961	43,275	589,152
Vice President, Finance	2006	213,407	—		132,454	(3)	58,521	(4)	76,723	839	28,842	510,786
and Chief Accounting
Officer

Timothy E. Kullman (9)	2007	69,658	—		60,329	(1)	36,529	(2)	—	4,471	29,360	200,347
Former Chief Financial	2006	406,154	—		923,040	(3)	288,572	(4)	175,661	13,804	41,061	1,848,292
Officer and Senior Vice
President
____________________

(1)	Represents the aggregate proportionate fair value of shares of restricted common stock granted in fiscal year 2003 through fiscal year 2007 recognized as a compensation expense in PetSmart’s financial statements for fiscal year 2007. The grant date fair value for each share of restricted common stock granted during fiscal 2003 to 2006 is the closing price on the last trading day prior to the grant date. For restricted stock granted in fiscal 2007, the fair market value is based on the closing price on the day of grant. The grant date fair value for each share of restricted common stock is based on the closing price of PetSmart’s common stock on the date of grant. Generally, the restricted stock awards vest four years from the date of the grant. Quarterly dividends of $0.03 per share were paid on shares of restricted stock during fiscal year 2007.

(2)	Represents the aggregate proportionate fair value of stock options granted in fiscal year 2003 through fiscal year 2007 recognized as a compensation expense in PetSmart’s financial statements for fiscal year 2007. The grant date fair value is determined in accordance with SFAS No. 123(R), excluding any estimates of forfeitures.

(3)	Represents the aggregate proportionate fair value of shares of restricted common stock granted in fiscal year 2003 through fiscal year 2006 recognized as a compensation expense in PetSmart’s financial statements for fiscal year 2006. The grant date fair value for each share of restricted common stock granted during fiscal 2003 to 2006 is the closing price on the last trading day prior to the grant date. Generally, the restricted stock awards vest four years from the date of the grant. Quarterly dividends of $0.03 per share were paid on shares of restricted stock during fiscal year 2006.

(4)	Represents the aggregate proportionate fair value of stock options granted in fiscal year 2002 through fiscal year 2006 recognized as a compensation expense in PetSmart’s financial statements for fiscal year 2006. The grant date fair value is determined in accordance with SFAS No. 123(R), excluding any estimates of forfeitures.

(5)	This amount matches the Aggregate Earnings in the Nonqualified Deferred Compensation Table.

(6)	The aggregate value of perquisites and other benefits are detailed in the following chart.

(7)	Mr. Molloy was hired on September 30, 2007.

(8)	Reflects $100,000 special bonus paid in recognition of Mr. Storck’s service as Acting Chief Financial Officer from May 15, 2007 through September 30, 2007.

(9)	Mr. Kullman resigned his position as Chief Financial Officer on April 1, 2007.

(10)	Mr. O’Leary joined the Company September 5, 2006.

(11)	Represents field sales bonus paid to Mr. Lenhardt for district performance.

			Deferred			Executive
		Deferred	Comp.		Group	Long		Group
		Comp. Plan	Plan 401(k)	401(k)	Term Life	Term	Executive	Insurance				Total All
		Performance-	Restoration	Company	(Imputed	Disablity	Choice	Premiums	Executive			Other
Name	Year	Based Match	Match	Match	Income)	Premium	(a)	(b)	Physical	Relocation	Dividends	Compensation
Philip L. Francis	2007	$9,150	$20,000	$6,707	$7,019	$1,983	$40,000	$11,279	$6,841	—	$22,361	$125,340
Chief Executive Officer	2006	8,750	20,242	6,114	6,571	5,802	40,000	10,950	5,106	—	31,950	135,485
and Chairman of the
Board

Lawrence P. Molloy	2007	—	—	—	197	262	—	3,562	—	$22,319	282	26,622
Chief Financial Officer	2006	—	—	—	—	—	—	—	—	—	—	—
and Senior Vice President

Robert F. Moran	2007	7,000	14,942	6,675	3,439	1,983	40,000	10,807	205	—	17,820	102,871
President and Chief	2006	6,700	14,048	6,145	3,217	4,495	40,000	10,682	5,466	—	22,590	113,343
Operating Officer

David K. Lenhardt	2007	3,500	4,371	6,615	340	1,983	16,574	7,880	9,166	—	9,441	59,870
Senior Vice President,	2006	3,300	3,890	6,190	305	2,328	13,924	7,214	—	—	11,250	48,401
Store Operations and
Services

Joseph D. O’Leary	2007	—	—	7,814	678	1,983	26,667	10,431	2,409	1,925	2,301	54,208
Senior Vice President,	2006	—	—	—	218	890	—	3,449	—	163,696	—	168,253
Supply Chain

Raymond L. Storck	2007	1,055	701	4,559	314	1,624	20,000	10,282	3,158	—	1,582	43,275
Vice President, Finance	2006	—	—	4,705	246	1,338	8,078	10,107	3,165	—	1,203	28,842
and Chief Accounting
Officer

Timothy Kullman	2007	648	—	1,883	152	524	20,000	1,738	1,737	—	2,678	29,360
Former Chief Financial	2006	2,239	5,104	6,151	968	2,775	—	10,338	3,286	—	10,200	41,061
Officer and Senior Vice
President
____________________

(a)	Represents a limited taxable reimbursement for professional services such as financial planning, life insurance, estate planning and tax preparation, which are focused on assisting executive officers in achieving the highest value from their compensation package.

(b)	Represents Company paid premiums for life, medical, dental insurance and short-term disability.

GRANTS OF PLAN-BASED AWARDS

						All Other	All Other
						Stock	Stock
						Awards:	Awards:
			Estimated Future Payouts Under			Number of	Number of	Exercise or		Grant Date
			Non-Equity Incentive Plan			Shares	Securities	Base Price		Fair Value of
		Date of	Awards			of Stock	Underlying	of Option		Stock and
	Grant	Corporate	(1)			or Units	Options	Awards		Stock Option
Name	Date	Approval	Threshold	Target	Maximum	(2)	(3)	($/Sh)		Awards
Philip L. Francis	2/6/2007	12/12/2006	$0	$960,192	$2,880,576	26,786	110,013	$31.36	(4)	$2,039,371	(6)
Lawrence P. Molloy	9/30/2007	9/19/2007	0	121,154	363,462	9,404	31,034	31.90	(5)	631,375	(7)
Robert F. Moran	2/6/2007	12/12/2006	0	737,115	2,211,345	22,003	90,880	31.36	(4)	1,680,788	(6)
David L. Lenhardt	2/6/2007	12/12/2006	0	408,077	1,224,231	9,566	31,569	31.36	(4)	644,155	(6)
Joseph D. O’Leary	2/6/2007	12/12/2006	0	417,154	1,251,462	9,566	31,569	31.36	(4)	644,155	(6)
Raymond L. Storck, Jr.	2/6/2007	12/12/2006	0	230,289	690,867	2,870	7,844	31.36	(4)	175,518	(6)
Timothy E. Kullman	—	—	—	—	—	—	—	—		—
____________________

(1)	Represents amounts payable under the Executive Short Term Incentive Plan. On January 26, 2007, the Compensation Committee of the Board of Directors selected the following business criteria pursuant to the Executive Short Term Incentive Plan for determining the amount of cash bonuses to be awarded to each named executive officer for fiscal year 2007: (a) earnings per share, (b) return on investment, and (c) increase in sales. The Compensation Committee approved the following target bonuses: Philip L. Francis – 100% of salary; Timothy E. Kullman – 50% of salary; Robert F. Moran – 75% of salary; Lawrence P. Molloy – 50% of salary; Joseph D. O’Leary – 50% of salary, Raymond L. Storck, Jr. – 40% of salary, and David K. Lenhardt – 50% of salary. In addition, the Compensation Committee approved a maximum payment of three times the amount of each named executive officer’s target bonus. Finally, the Compensation Committee approved the following business criteria weightings: – 45% earnings per share, 35% return on investment, and 20% increase in sales. Pursuant to the Executive Change in Control and Severance Benefit Plan (described under “Employment and Severance Arrangements” below), should a participant experience a covered termination either within three months prior to or 36 months following a change in control of PetSmart, cash incentive payments and restricted stock paid in lieu of cash incentive payments under the Executive Short Term Incentive Plan will be paid promptly thereafter.

(2)	Represents a restricted stock award granted under the 2006 Equity Incentive Plan. Restricted stock awards cliff vest after four years. Vesting will accelerate: (a) in the event of a qualified retirement termination, or (b) in the event of termination covered by the Executive Change in Control and Severance Benefit Plan (please see “Employment and Severance Arrangements” below).

(3)	Represents a stock option granted under the 2006 Equity Incentive Plan. Options allow the participant to purchase a share of PetSmart common stock at the fair market value per share of PetSmart common stock on the date of grant. Stock options vest and become exercisable as to 25% of the shares on the yearly anniversary of the date of grant over four years. Vesting will accelerate: (a) in the event of termination covered by the Executive Change in Control and Severance Benefit Plan, or (b) pursuant to certain employment agreements (please see “Employment and Severance Arrangements” below). Options generally terminate three months after termination of a participant’s service for any reason other than disability or death, 12 months after termination due to disability, 18 months after termination due to death, and 12 months after a change in control of PetSmart.

(4)	Represents the closing price of our common stock on February 6, 2007, as reported on the NASDAQ Global Select Market.

(5)	Mr. Molloy joined PetSmart on September 30, 2007. Because the NASDAQ market was not open that day, the exercise price reflects the closing price of our common stock on September 28, 2007, as reported on the NASDAQ Global Select Market, the last trading day prior to the grant on September 30, 2007.

(6)	Represents the aggregate grant date fair value of each award computed in accordance with SFAS No. 123(R). The per share fair value of each stock option is $10.90. The per share value of restricted common stock is $31.36.

(7)	Represents the aggregate grant date fair value of each award computed in accordance with SFAS No. 123(R). The per share fair value of each stock option is $10.68. The per share value of restricted common stock is $31.90.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
								Equity Incentive
								Plan Awards:
	Number of	Number of					Market Value	Number of
	Securities	Securities				Number of	of Shares or	Unearned
	Underlying	Underlying				Shares or Units	Units of Stock	Shares, Units
	Unexercised	Unexercised		Option	Option	of Stock That	That Have Not	or Other Rights
	Options	Options		Exercise	Expiration	Have Not Vested	Vested	That Have Not
Name	Exercisable	Unexercisable		Price	Date	(3)	(4)	Vested
Philip L. Francis	83,201	0		$10.5500	2/5/2012	50,000	$1,199,000	50,000
	200,000	0		12.9500	3/24/2012	45,000	1,079,100	45,000
	135,000	0		14.8800	2/4/2013	35,000	839,300	35,000
	97,917	2,083	(1)	23.4200	2/4/2014	26,786	642,328	26,786
	71,250	23,750	(2)	30.2000	2/2/2015
	30,000	90,000	(2)	24.0400	2/5/2013
	0	110,013	(2)	31.36000	2/5/2014

Lawrence P. Molloy	0	31,034	(2)	31.90000	9/29/2014	9,404	225,508	9,404

Robert F. Moran	6,772	0		8.4375	7/18/2009	43,750	1,049,125	43,750
	302,596	0		8.4375	7/18/2009	37,000	887,260	37,000
	123,599	0		3.0625	3/27/2010	30,000	719,400	30,000
	100,000	0		3.0300	3/27/2011	22,003	527,632	22,003
	100,000	0		3.0300	3/27/2011
	130,991	0		9.0000	12/10/2011
	100,000	0		10.5500	2/5/2012
	100,000	0		12.9500	3/24/2012
	120,000	0		14.8800	2/4/2013
	85,677	1,823	(1)	23.4200	2/4/2014
	60,750	20,250	(2)	30.2000	2/2/2015
	23,750	71,250	(2)	24.0400	2/5/2013
	0	90,880	(2)	31.3600	2/5/2014

David K. Lenhardt	25,000	0		4.6600	10/1/2010	21,250	509,575	21,250
	25,000	0		3.0300	3/27/2011	10,000	239,800	10,000
	75,000	0		10.5500	2/5/2012	14,000	335,720	14,000
	60,000	0		14.8800	2/4/2013	12,000	287,760	12,000
	41,615	885	(1)	23.4200	2/4/2014	5,000	119,900	5,000
	22,500	7,500	(2)	30.2000	2/2/2015	9,566	229,393	9,566
	8,750	26,250	(2)	24.0400	2/5/2013
	0	31,569	(2)	31.3600	2/5/2014

Joseph D. O’Leary	8,750	26,250	(2)	25.3900	9/4/2013	12,000	287,760	12,000
	0	31,569	(2)	31.3600	2/5/2014	9,566	229,393	9,566

Raymond L. Storck	7,333	667	(5)	31.2800	6/7/2014	4,000	95,920	4,000
	4,500	1,500	(2)	31.2000	2/2/2015	3,000	71,940	3,000
	1,500	4,500	(2)	24.0400	2/5/2013	3,130	75,057	3,130
	698	2,095	(6)	28.1400	4/2/2013	900	21,582	900
	0	7,844	(2)	31.3600	2/5/2014	2,870	68,823	2,870

Timothy E. Kullman	0	0				0		0

____________________

(1)	Stock option vests and becomes exercisable as to 25% of the shares on the one-year anniversary of the date of grant, and the remaining 75% of the option shares vest and become exercisable each month thereafter on a ratable basis over a period of 36 months in accordance with their terms. Vesting will accelerate: (a) in the event of termination covered by the Executive Change in Control and Severance Benefit Plan, or (b) pursuant to certain employment agreements (please see “Employment and Severance Arrangements” below).

(2)	Stock option vests and becomes exercisable as to 25% of the shares on the yearly anniversary of the date of grant over four years. Vesting will accelerate: (a) in the event of termination covered by the Executive Change in Control and Severance Benefit Plan, or (b) pursuant to certain employment agreements (please see “Employment and Severance Arrangements” below).

(3)	Shares of restricted common stock cliff vest after four years. Vesting will accelerate: (a) in the event of a qualified retirement termination, (b) in the event of termination covered by the Executive Change in Control and Severance Benefit Plan, or (c) pursuant to certain employment agreements (please see “Employment and Severance Arrangements” below).

(4)	Calculated by multiplying the number of shares of restricted common stock by the closing price ($23.98) of PetSmart’s common stock on February 1, 2008, the last trading day before the end of our 2007 fiscal year, as reported on the NASDAQ Global Select Market.

(5)	Stock option vests and becomes exercisable as to 25% of the shares on the one-year anniversary of Mr. Storck’s hire date, and the remaining 75% of the option shares vest and become exercisable each month thereafter on a ratable basis over a period of 36 months in accordance with their terms. Vesting will accelerate: (a) in the event of termination covered by the Executive Change in Control and Severance Benefit Plan, or (b) pursuant to certain employment agreements (please see “Employment and Severance Arrangements” below).

(6)	Stock option vests and becomes exercisable as to 25% of the shares on the yearly anniversary of the date of Mr. Storck’s appointment as Chief Accounting Officer over four years. Vesting will accelerate: (a) in the event of termination covered by the Executive Change in Control and Severance Benefit Plan, or (b) pursuant to certain employment agreements (please see “Employment and Severance Arrangements” below).

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares
	Acquired on	on Exercise	Acquired on	Value Realized
Name	Exercise	(1)	Vesting	on Vesting
Philip L. Francis	282,572	$6,623,053	145,000	$4,547,200
Lawrence P. Molloy	—	—	—	—
Robert F. Moran	1,401	44,745	85,000	2,665,500
David K. Lenhardt	—	—	37,000	1,160,320
Joseph D. O’Leary	—	—	—	—
Raymond L. Storck, Jr.	—	—	—	—
Timothy E. Kullman	31,401	201,842	37,000	1,160,320
____________________

(1)	Amounts are based on the closing sales price of our common stock on the exercise date as reported on the NASDAQ Global Select Market less the aggregate exercise price. The value realized was determined without considering any taxes that may have been owed. The exercise price of each stock option was equal to the closing price of our common stock as reported on the NASDAQ Global Select Market for the last trading day prior to the date of grant.

NONQUALIFIED DEFERRED COMPENSATION

		Registrant	Aggregate		Aggregate
	Executive	Contributions	earnings in	Aggregate	balance at
	Contribution	in Last FY	last FY	withdrawals /	last FYE
Name	in Last FY	(1)	(2)	distributions	(3)
Philip L. Francis	$263,337	$29,150	$155,809	$0	$2,738,754
Lawrence P. Molloy	12,115	0	(467)	0	10,975
Robert F. Moran	146,920	21,942	24,436	0	3,329,440
David K. Lenhardt	64,067	7,871	16,472	0	1,261,535
Joseph D. O’Leary	80,346	0	1,009	0	86,697
Raymond L. Storck, Jr.	15,342	1,756	961	0	30,325
Timothy E. Kullman	0	648	4,471	128,965	0
____________________

(1)	Amounts in this column are PetSmart’s are reflected in the “All Other Compensation” column in the “Summary Compensation Table” and are comprised of Performance-Based Match and 401(k) Restoration Match. Please see footnote 6 to the “Summary Compensation Table.”

(2)	Amounts in this column are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the “Summary Compensation Table.”

(3)	Amounts in this column previously were reported as compensation to the named executive officer in the “Summary Compensation Table” for prior years.

Nonqualified Deferred Compensation Plans

General

     We maintain the PetSmart, Inc. Amended and Restated Deferred Compensation Plan, or Frozen Deferred Compensation Plan, and the PetSmart, Inc. 2005 Deferred Compensation Plan, or the 2005 Deferred Compensation Plan and collectively, the Deferred Compensation Plans. The Frozen Deferred Compensation Plan was established effective as of March 26, 2002, and its terms govern amounts that were earned and vested by participants as of December 31, 2004 (and any earnings on such amounts). No further deferrals or contributions may be made under the Frozen Deferred Compensation Plan as of December 31, 2004. The 2005 Deferred Compensation Plan was established effective after January 1, 2005, and its terms govern all amounts that were deferred by participants or other contributions to participants’ accounts by PetSmart on or after January 1, 2005, (and any earnings on such amounts).

     The Deferred Compensation Plans are non-tax-qualified, unfunded and unsecured deferred compensation plans that are intended to provide a select group of management and highly compensated employees (including executive, senior and corporate officers) and directors the opportunity to defer receipt and taxation of certain forms of compensation.

Compensation Eligible for Deferral and Company Contributions

     The 2005 Deferred Compensation Plan allows participants to defer the following amounts: (i) up to 75% of annual base salary; (ii) up to 100% of bonus or incentive compensation that is payable in cash; (iii) up to 100% of directors’ fees that are payable in cash; (iv) 100% of any annual 401(k) plan refund offset amounts (amounts that may be refunded to participants from the PetSmart’s 401(k) plan as a result of certain nondiscrimination testing); and (v) 100% of any annual 401(k) plan reduction amounts (amounts that participants may not be able to defer under our 401(k) plan as a result of certain nondiscrimination testing). The same types of compensation were permitted to be deferred under the Frozen Deferred Compensation Plan.

     Under the 2005 Deferred Compensation Plan, we may contribute to participants’ accounts annual 401(k) plan restoration matching contributions that are intended to provide participants with amounts that were not able to be made as matching contributions under our 401(k) plan due to certain nondiscrimination requirements. In addition, we may contribute to participants’ accounts annual performance-based matching amounts (up to 10% of annual base salary) that are contingent on our achievement of certain pre-tax earnings targets established by the Compensation Committee of the Board. The Frozen Deferred Compensation Plan also provided for 401(k) plan restoration matching contributions and performance-based matching amounts.

     Participants are fully vested in all amounts deferred or credited to their accounts under the Deferred Compensation Plans, except that any 401(k) plan restoration matching contributions and performance-based matching amounts become fully vested only after participants have completed five years of service with PetSmart. However, in the event of a participant’s retirement, disability, death during employment or a change in control of PetSmart, all amounts become immediately and fully vested. In the event that any benefits provided to a participant under the Deferred Compensation Plans constitute “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, benefits will be provided to the participant either in full or to a lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever of such amounts, when taking into account the excise tax and all other applicable taxes, would result in the participant’s receipt of the greatest amount of benefits on an after-tax basis.

Earnings

     Account balances under the Deferred Compensation Plans are credited with investment earnings (or losses) based on the performance of certain measurement funds selected by participants. The measurement funds offered under the Deferred Compensation Plans are selected by the 401(k)/Deferred Compensation Administrative Committee and may change from time to time. As of December 31, 2007, the measurement funds offered under the Deferred Compensation Plans are as follows (with 2007 annual rates of return indicated for each): Nationwide NVIT Money Market Fund (4.88%); PIMCO VIT Total Return Fund (8.75%); Fidelity VIP Equity Income Fund (1.40%); Dreyfus Stock Index Fund (5.27%); Fidelity VIP Contrafund (17.51%); Oppenheimer Capital Appreciation Fund (14.14%); Goldman VIT Mid Cap Value Fund (3.21%); Nationwide VIT MidCap Index Fund (7.59%); AIM V.I. Capital Development Fund (10.84%); Royce Micro Cap Fund (3.98%); Dreyfus Small Cap Index Fund (-.65%); and Fidelity VIP Overseas Fund (17.21%). Participants may change their investment selections prospectively on a daily basis.

Distributions and Withdrawals

     Timing of Distributions and Withdrawals. In general, distributions and withdrawals are permitted on dates pre-selected by participants or upon certain other events. In the case of the Frozen Deferred Compensation Plan, distribution elections in effect on December 31, 2004 will remain in effect, subject to the ability of a participant to change such elections as provided in the Frozen Deferred Compensation Plan. In the case of the 2005 Deferred Compensation Plan, the time and manner of making and of changing elections is governed by Section 409A of the Internal Revenue Code. Distribution events include:

  Termination of employment (including retirement);

  Change in control of PetSmart (2005 Deferred Compensation Plan only);

  Death;

  Disability;

  Unforeseen financial emergency, as determined by the 401(k)/Deferred Compensation Administrative Committee; and

  In the case of the Frozen Deferred Compensation Plan only, a participant may elect to withdraw his or her entire account balance at any time, as determined by the 401(k)/Deferred Compensation Administrative Committee, less a 10% withdrawal penalty.

     Limitations on distributions elections:

  Under the 2005 Deferred Compensation Plan, amounts attributable to our 401(k) plan restoration matching contributions or performance-based matching amounts (except for installments payable upon retirement) will only be paid upon the earliest to occur of death, disability, termination of employment or retirement.

  In accordance with Section 409A of the Internal Revenue Code, all distributions under the 2005 Deferred Compensation Plan that are payable to certain “specified employees” upon a separation from service with the Company will be delayed for at least six months following separation.

  A participant may elect to receive a distribution of amounts in his or her account under the Deferred Compensation Plans (other than any amounts attributable to 401(k) plan refund offset or reduction amounts, 401(k) plan restoration matching contributions and performance-based matching amounts) on a date designated by the participant, provided that such date is at least three plan years after the end of the plan year in which the amount is deferred.

     Form of Distribution or Withdrawal. In general, permitted distributions or withdrawals may be made in the form of either a lump sum distribution or in installments as pre-selected by the participants subject to a number of restrictions and limitations. Some of the more material limitations are as follows:

  Under the Deferred Compensation Plans, amounts that are payable upon retirement may be made in the form of a lump sum or in installments not to exceed fifteen years.
  Under the 2005 Deferred Compensation Plan, amounts payable upon termination of employment (prior to retirement, death or disability) may be made in two annual installments if the account balance exceeds $100,000 or in a lump sum if the account balance is $100,000 or less.

  Under the Frozen Deferred Compensation Plan, amounts payable upon termination of employment (prior to retirement, death or disability) may be made in a lump sum or installments of up to five years if the account balance is $50,000 or more, or in a lump sum if the account balance is less than $50,000.

  If a participant dies before he or she retires, terminates employment or incurs a disability, the participant’s beneficiary will receive a benefit equal to the participant’s account balance. Any such benefit under the 2005 Deferred Compensation Plan will be paid in the form of a lump sum, while any such benefit under the Frozen Deferred Compensation Plan will be paid in the form of a lump sum if the amount is less than $50,000, or in a lump sum or installments of up to five years if the amount is $50,000 or more.

  If a participant becomes disabled before his or her account balance under the Deferred Compensation Plans has been fully distributed, the remaining amount will be distributed in a lump sum.

  To the extent permitted by Section 409A of the Code, upon a change in control of PetSmart, participants’ account balances under the 2005 Deferred Compensation Plan will be immediately paid in a lump sum.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Employment Agreements

     We have entered into employment agreements or offer letters with our executive officers, which provide for an annual salary and performance incentive payout to be determined from time to time by the Board of Directors, at its discretion, and participation in our employee benefit programs. The agreements also provide for a grant of options to purchase shares of Common stock under our stock option plans at an exercise price equal to the fair market value of the common stock on the date of grant in accordance with our standard vesting policy.

     We have entered into employment agreements with Philip L. Francis, our Chief Executive Officer and Chairman of the Board, and Robert F. Moran, our President and Chief Operating Officer, dated February 10, 1998, and August 25, 1999, respectively. Under the terms of such agreements, in addition to the severance and change in control benefits provided under our Executive Change in Control and Severance Benefit Plan (detailed below), if either Mr. Francis’ or Mr. Moran’s employment is terminated without cause, or either is constructively terminated, the vesting of all stock options then held by Mr. Francis or Mr. Moran, as the case may be, shall continue for one year following such termination.

Executive Change in Control and Severance Benefit Plan

     On March 25, 2003, we adopted an Executive Change in Control and Severance Benefit Plan for certain of our executive officers and other officers to provide certain severance benefits and/or certain benefits upon a change in control. “Change in Control” is generally defined as: (i) a sale or other disposition of all or substantially all of the PetSmart’s assets; (ii) the direct or indirect acquisition by a party of securities representing 25% or more of the combined voting power PetSmart’s then-outstanding shares; (iii) a merger, consolidation or similar transaction involving PetSmart after which our stockholders immediately prior to the transaction do not own more than 75% of the PetSmart’s voting securities; or (iv) a change within a two year period of a majority of our directors who were in office at the beginning of such period (unless two-thirds of such directors have approved the new directors).

     Upon a change in control, the plan provides that:

  50% of all outstanding stock awards for the executive officers will immediately vest, and the remaining outstanding stock awards will vest on the earliest of: (1) a termination that is covered by the plan; (2) normal vesting; or (3) the passage of three years from the change in control; and

  the executive officer will, subject to certain exceptions, have at least a 12-month period to exercise his or her options following a change in control.

     Upon a termination of employment that is covered by the plan (whether or not in connection with a change in control), the plan provides:

  for a lump sum salary payment equal to a factor multiplied by the greater of: (1) the executive officer’s current monthly salary multiplied by 12; or (2) the greatest amount of base salary received in any 12-month period within the prior three years. The factors are as follows:
■	Chief Executive Officer or Chief Operating Officer	2.0

■	Senior Vice President	1.5

■	Vice President	1.0

     Such payment may be reduced in the event the executive officer is employed with PetSmart for less than 12 months; and

  that the executive officer will be entitled (but not obligated) to continue health care coverage, life insurance coverage, outplacement benefits, and other enumerated executive benefits with PetSmart. PetSmart will continue to subsidize the portion of the premiums and benefits payable on account of the executive officer for 1.0 to 2.0 years (one year in the case of outplacement benefits or, in the case of health care coverage, until the executive officer obtains coverage from another source).

     Upon a covered termination within three months prior to or within 36 months following a change in control, the plan provides:

  for a lump sum bonus payment equal to a factor (shown above) multiplied by the sum of the largest amount of any cash incentive payouts (including certain restricted stock or restricted stock units paid in lieu of cash incentive payouts) that were paid to the executive officer during any consecutive 12-month period in the three years immediately preceding the change in control.

     In the event the executive officer is subject to the “golden parachute” excise tax under Section 4999 of the Code in connection with any payment under the plan, we will provide a gross-up payment to offset the financial impact of such tax to the executive officer.

     As a condition of receiving these severance benefits, our executive officers will be required to sign a release of claims and confirm their existing post-termination obligations regarding keeping confidential our proprietary information; refraining from soliciting our employees, other service providers, or suppliers for a limited period of time; and/or not competing with PetSmart for a limited period of time.

     In addition, pursuant to our 2003 Equity Incentive Plan and 2006 Equity Incentive Plan, in the event of a change in control in which any surviving corporation does not assume or continue outstanding stock awards, then with respect to stock awards held by persons then performing services as employees, directors, or consultants, the time during which such stock awards may be exercised shall be accelerated and the stock awards terminated if not exercised prior to such event.

Non-Competition Agreements

     Each executive officer has entered into a non-competition agreement that prohibits such executive officer from competing with us for a period of one year after termination of his or her employment with PetSmart.

Retirement, Disability and Death Benefits

     Our executive officers are not generally entitled to any special benefits upon retirement, the occurrence of disability or death, except as follows.

Retirement

     The vesting of restricted stock granted under the 2006 Equity Incentive Plan will accelerate in the event of a retirement termination, which occurs when an eligible retiree terminates service with PetSmart either: (a) as a result of their death or disability, or (b) pursuant to their voluntary cessation of employment, but only if: (i) such voluntary cessation has been designated by PetSmart, in our sole discretion, as a retirement, (ii) PetSmart determines that such resignation is not detrimental to it, and (iii) the employee enters into a non-competition agreement in a form acceptable to PetSmart. An employee is an eligible retiree if, at the time of their cessation of employment, they are: (1) an employee, (2) at least 55 years of age, (3) have been continuously employed by PetSmart during the five-year period ending on the date of their termination, and (4) the sum of their age and the number of years of continuous employment with PetSmart ending on the date of their termination, is at least 62. The shares of restricted stock for those eligible retirees who have a retirement termination will vest 25% for each full year (not to exceed 100%) between the date of grant and the date of their retirement termination.

Disability

     PetSmart provides company-paid long-term disability insurance to eligible full-time employees with a monthly benefit in the amount of 60% of qualified salary to a maximum of $10,000 per month. All of our executive officers receive company-paid long-term disability coverage that provides a monthly benefit of 66.67% of qualified salary to a maximum of $15,000 per month.

Benefits Derived from a Departure

Philip L. Francis

     The following table describes the potential payments to Mr. Francis upon his termination without good cause, or constructive termination, if applicable, both in connection with a change of control and not in connection with a change of control, as if such termination or resignation had occurred on February 3, 2008:

	Salary	Bonus	Stock		Restricted Stock		Benefits	Excise Tax
Type of Event	(1)	(2)	Options		Awards		(6)	Gross-Up
Termination with Cause	—	—	—		—		—	—
Termination without Good
Cause or Constructive
Termination	$1,900,000	—	$1,166	(3)	—		$79,871	—
Termination in connection with
Change in Control	1,900,000	2,095,408	1,166	(4)	3,759,728	(5)	79,871	—
Change in Control in which
stock awards are not
assumed or continued (7)	—	—	1,166	(4)	3,759,728	(5)	—	—
____________________

(1)	Represents Mr. Francis’ base salary as of February 3, 2008 multiplied by 2.0.

(2)	Represents Mr. Francis’ largest incentive bonus for the previous three years prior to February 3, 2008 multiplied by 2.0.

(3)	Represents the value of unvested stock options held by Mr. Francis as of February 3, 2008 that would vest over the next 12 months following such termination calculated by multiplying the number of such unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on February 1, 2008 (the last trading day of fiscal year 2007) less the exercise price of such stock options.

(4)	Represents the value of all unvested stock options held by Mr. Francis as of February 3, 2008 that would accelerate calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on February 1, 2008 (the last trading day of fiscal year 2007) less the exercise price of such stock options.

(5)	Represents the value of all unvested restricted stock awards as of February 3, 2008 that would accelerate calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on February 1, 2008 (the last trading day of fiscal year 2007).

(6)	Represents the value of healthcare coverage, life insurance, outplacement benefits and the enumerated benefits for two years.

(7)	Under these circumstances, the officer is entitled to accelerated vesting notwithstanding continuation of employment.

Lawrence P. Molloy

     The following table describes the potential payments to Mr. Molloy upon his termination without good cause, or constructive termination, if applicable, both in connection with a change of control and not in connection with a change of control, as if such termination or resignation had occurred on February 3, 2008:

				Restricted Stock
	Salary	Bonus	Stock	Awards	Benefits	Excise Tax
Type of Event	(1)	(2)	Options	(3)	(4)	Gross-Up
Termination with Cause	—	—	—	—	—	—
Termination without Good Cause
or Constructive Termination	$525,000	—	—	—	$49,470	—
Termination in connection with
Change in Control	525,000	$108,675	—	$225,508	49,470	—
Change in Control in which
stock awards are not assumed
or continued (5)	—	—	—	225,508	—	—
____________________

(1)	Represents Mr. Molloy’s base salary as of February 3, 2008 multiplied by 1.5.

(2)	Represents Mr. Molloy’s target incentive bonus for fiscal year 2007 (assuming he had been employed by PetSmart for the entire year), multiplied by 1.5.

(3)	Represents the value of unvested restricted stock awards as of February 3, 2008 that would accelerate calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on February 1, 2008 (the last trading day of fiscal year 2007).

(4)	Represents the value of healthcare coverage, life insurance, outplacement benefits and the enumerated benefits for one and half years.

(5)	Under these circumstances, the officer is entitled to accelerated vesting notwithstanding continuation of employment.

Robert F. Moran

     The following table describes the potential payments to Mr. Moran upon his termination without good cause, or constructive termination, if applicable, both in connection with a change of control and not in connection with a change of control, as if such termination or resignation had occurred on February 3, 2008

								Excise Tax
	Salary	Bonus	Stock		Restricted Stock		Benefits	Gross-Up
Type of Event	(1)	(2)	Options		Awards		(6)	(7)
Termination with Cause	—	—	—		—		—	—
Termination without Good
Cause or Constructive
Termination	$1,460,000	—	$1,021	(3)	—		$73,511	—
Termination in connection with
Change in Control	1,460,000	$1,196,326	1,021	(4)	3,183,417	(5)	73,511	2,120,826
Change in Control in which stock
awards are not assumed
or continued (8)	—	—	1,021	(4)	3,183,417	(5)	—	—
____________________

(1)	Represents Mr. Moran’s base salary as of February 3, 2008 multiplied by 2.0.

(2)	Represents Mr. Moran’s largest incentive bonus for the previous three years prior to February 3, 2008 multiplied by 2.0.

(3)	Represents the value of unvested stock options held by Mr. Moran as of February 3, 2008 that would vest over the next 12 months following such termination calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on February 1, 2008 (the last trading day of fiscal year 2007) less the exercise price of such stock options.

(4)	Represents the value of all unvested stock options held by Mr. Moran as of February 3, 2008 that would accelerate calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on February 1, 2008 (the last trading day of fiscal year 2007) less the exercise price of such stock options.

(5)	Represents the value of all unvested restricted stock awards as of February 3, 2008 that would accelerate calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on February 1, 2008 (the last trading day of fiscal year 2007).

(6)	Represents the value of healthcare coverage, life insurance, outplacement benefits and the enumerated benefits for two years.

(7)	Represents a cash payment that would be paid to Mr. Moran to offset tax payments that would be owed by Mr. Moran pursuant to Section 4999 of the Code.

(8)	Under these circumstances, the officer is entitled to accelerated vesting notwithstanding continuation of employment.

Joseph D. O’Leary

     The following table describes the potential payments to Mr. O’Leary upon his termination without good cause, or constructive termination, if applicable, both in connection with a change of control and not in connection with a change of control, as if such termination or resignation had occurred on February 3, 2008:

				Restricted Stock		Excise Tax
	Salary	Bonus	Stock	Awards	Benefits	Gross-Up
Type of Event	(1)	(2)	Options	(3)	(4)	(5)
Termination with Cause	—	—	—	—	—	—
Termination without Good
Cause or Constructive
Termination	$618,000	—	—	—	$49,159	—
Termination in connection
with Change in Control	618,000	$150,000	—	$517,153	49,159	$468,240
Change in Control in which stock
awards are not assumed or
continued (6)	—	—	—	517,153	—	—
____________________

(1)	Represents Mr. O’Leary’s base salary as of February 3, 2008 multiplied by 1.5.

(2)	Represents Mr. O’Leary’s largest incentive bonus for the previous three years prior to February 3, 2008 multiplied by 1.5.

(3)	Represents the value of unvested restricted stock awards as of February 3, 2008 that would accelerate calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on February 1, 2008 (the last trading day of fiscal year 2007).

(4)	Represents the value of healthcare coverage, life insurance, outplacement benefits and the enumerated benefits for one and half years.

(5)	Represents a cash payment that would be paid to Mr. O’Leary to offset tax payments that would be owed by Mr. O’Leary pursuant to Section 4999 of the Code.

(6)	Under these circumstances, the officer is entitled to accelerated vesting notwithstanding continuation of employment.

David K. Lenhardt

     The following table describes the potential payments to Mr. Lenhardt upon his termination without good cause, or constructive termination, if applicable, both in connection with a change of control and not in connection with a change of control, as if such termination or resignation had occurred on February 3, 2008:

			Stock	Restricted Stock
	Salary	Bonus	Options	Awards	Benefits	Excise Tax
Type of Event	(1)	(2)	(3)	(4)	(5)	Gross-Up
Termination with Cause	—	—	—	—	—	—
Termination without Good
Cause or Constructive
Termination	$622,500	—	—	—	$52,090	—
Termination in connection with
Change in Control	622,500	$253,721	$496	$1,722,148	52,090	—
Change in Control in which stock
awards are not assumed or
continued (6)	—	—	496	1,722,148	—	—
____________________

(1)	Represents Mr. Lenhardt’s base salary as of February 3, 2008 multiplied by 1.5.

(2)	Represents Mr. Lenhardt’s largest incentive bonus for the previous three years prior to February 3, 2008 multiplied by 1.5.

(3)	Represents the value of all unvested stock options held by Mr. Lenhardt as of February 3, 2008 that would accelerate calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on February 1, 2008 (the last trading day of fiscal year 2007) less the exercise price of such stock options.

(4)	Represents the value of unvested restricted stock awards as of February 3, 2008 that would accelerate calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on February 1, 2008 (the last trading day of fiscal year 2007).

(5)	Represents the value of healthcare coverage, life insurance, outplacement benefits and the enumerated benefits for one and half years.

(6)	Under these circumstances, the officer is entitled to accelerated vesting notwithstanding continuation of employment.

Raymond L. Storck, Jr.

     Mr. Storck does not participate of the Executive Change in Control and Severance Benefit Plan. If a change in control occurs in which stock awards are not assumed or continued by the acquiror, Mr. Storck’s unvested stock options and restricted stock would vest immediately. As of February 3, 2008, the value of his unvested stock options was $333,322, and value of his unvested restricted stock was $0.

Timothy E. Kullman

     We entered into a retention agreement with Timothy E. Kullman, our former Senior Vice President and Chief Financial Officer, dated December 12, 2006, pursuant to which Mr. Kullman resigned from PetSmart effective as of a date to be determined by PetSmart, which effective date was to be no earlier than February 6, 2007, but not later than after April 30, 2007. Mr. Kullman resigned on April 1, 2007 (the Last Day). Under the retention agreement, we agreed to pay Mr. Kullman $622,500, less applicable payroll taxes and deductions, no later than 14 days after Mr. Kullman’s execution of a resignation letter, which he executed on December 12, 2006, and his execution of a release of claims and a confidentiality, non-solicitation and non-compete agreement. Mr. Kullman executed a release of claims and the confidentiality, non-solicitation and non-compete agreement on his Last Day.

     The confidentiality, non-solicitation and non-compete agreement required Mr. Kullman to agree not to solicit or attempt to solicit any employee, consultant or independent contractor of PetSmart or any affiliate thereof to terminate his or her relationship with PetSmart in order to become an employee, consultant or independent contractor of any other person or entity for a period of one year following Mr. Kullman’s Last Day and, for a similar period, Mr. Kullman to agree that he would not accept a position with, become employed by or otherwise enter into a relationship with a competitor, or a PetSmart Competitor. Under the Separation Agreement, a PetSmart Competitor was defined as any entity engaged in business, in whole or in part, in the pet retail or pet services industry that has annual gross revenues related to pets, pet products or services of at least $100 million, including, but not limited to, Petco, Pet Supplies Plus, Pet Supermarket, Pet Value (Canada), Super Pet (Canada) and the pet business of Wal-Mart, Target or other mass merchandisers.

     Mr. Kullman’s health benefits with us terminated on his Last Day, but we agreed under the Separation Agreement to pay a portion of Mr. Kullman’s COBRA payments until the earlier of (a) the 18 month anniversary of his Last Day or (b) until he becomes eligible for medical, dental or vision coverage through a subsequent provider. The portion to be paid by us of these COBRA benefits was to be equal to the portion of the premium paid by us prior to his separation from PetSmart. Similarly, if Mr. Kullman was covered by life insurance and we paid the premiums prior to Mr. Kullman’s Last Day, we agreed under the Separation Agreement to provide Mr. Kullman with life insurance coverage until the earlier of (a) the 18 month anniversary of his Last Day or (b) until he became eligible for life insurance coverage through a subsequent provider. Mr. Kullman became eligible for the aforementioned benefits through a subsequent provider as of July 1, 2007. Mr. Kullman’s rights under any current stock option or restricted stock agreement continued to be governed by the actual plan documents. Mr. Kullman was also entitled to receive any amount otherwise due him under our executive incentive program for 2006 performance, less applicable payroll taxes and deductions, which amount is set forth in the table entitled “Summary Compensation Table.”

     Mr. Kullman’s Separation Agreement expired by its terms March 31, 2008. Any benefits or payments owing under the Separation Agreement to Mr. Kullman would have terminated immediately upon the occurrence of any of the following events:

  Mr. Kullman breached the confidentiality, non-solicitation and non-compete agreement attached to the Separation Agreement or any similar confidentiality, non-competition or non-solicitation agreement with us;

  Mr. Kullman became employed or associated with a PetSmart Competitor or engages in actions prohibited by the Separation Agreement;

  Mr. Kullman owned, managed operated, joined or controled or participated in the ownership, management, or control of, or was employed by or connected in any manner with any person, enterprise or entity that is engaged in any business competitive with us other than passive investments of less than 2% in a publicly traded company;

  Mr. Kullman encouraged or solicited any of our current employees to leave our employ for any reason or interfered in any other manner with our employment relationships with our current employees; or

  Mr. Kullman induced any of our current clients, customers, suppliers, vendors, distributors or other third parties to terminate an existing business relationship with us or otherwise interfered in any other manner with existing business relationships with these parties.
		Bonus		Benefits
	Severance	(1)	Stock Awards	(2)
Timothy E. Kullman	$622,500	$175,661	—	$35,165
____________________

(1)	Represents the amount Mr. Kullman would have received pursuant to our Executive Short Term Incentive Plan for fiscal year 2006; such amount was paid in fiscal year 2007.

(2)	Represents 18 months of partial COBRA benefits, Executive Choice 2007 balance, and value of executive annual physical. Because Mr. Kullman became eligible through a subsequent provider as of July 1, 2007, the company paid partial COBRA benefit payments through the end of June 2007, full 2007 Executive Choice benefits, and $1,737 representing the value of the annual executive physical, for a total benefit of $24,026.

ARTICLE V. STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of our common stock as of April 4, 2008, by:

  all those known by us to be beneficial owners of more than 5% of our common stock;

  each Director and nominee;

  each of the executive officers named in the Summary Compensation Table; and

  all of PetSmart’s executive officers, Directors, and nominees as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of common stock subject to options currently exercisable on or before June 3, 2008. These shares are not deemed outstanding for computing the percentage ownership of each other person. Beneficial ownership also includes shares of restricted common stock that are unvested as of April 4, 2008 and that are therefore subject to forfeiture. Percentage of beneficial ownership is based on 127,313,123 shares of our common stock outstanding as of April 4, 2008. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o PetSmart, Inc., 19601 North 27th Avenue, Phoenix, Arizona 85027.

	Beneficial Ownership
	Number of Shares	Percent of
	Beneficially Owned	Total
Federated Investors, Inc. (12)	10,921,572	8.49%
Federated Investors Tower
Pittsburgh, PA 15222
T. Rowe Price Associates, Inc. (1)	7,144,570	5.55%
100 E. Pratt Street
Baltimore, MD 21202
Philip L. Francis (2)(3)	854,902	*
Richard K. Lochridge (4)(5)	68,104	*
Lawrence A. Del Santo (4)	86,104	*
Thomas G. Stemberg (4)(6)	64,992	*
Barbara A. Munder (4)	77,104	*
Ronald Kirk (4)	26,718	*
Amin I. Khalifa (4)(7)	20,613	*
Joseph S. Hardin, Jr. (4)(8)	19,636	*
Rita V. Foley (4)	18,568	*
Gregory P. Josefowicz (4)(9)	17,883	*
Rakesh Gangwal (4)	18,184	*
Robert F. Moran (3)(10)	1,784,276	1.40%
Lawrence P. Molloy (3)	18,036	*
David K. Lenhardt (3)	432,465	*
Joseph D. O’Leary (3)	46,840	*
Raymond L. Storck (3)	36,183	*
All executive officers, Directors, and nominees as
a group (22 persons) (3)(11)	4,696,895	3.69%
____________________

*	Less than one percent.

(1)	Based upon a Schedule 13G filed by T. Rowe Price Associates, Inc., on February 12, 2008, in which T. Rowe Price Associates, Inc., and certain affiliates reported that they had sole voting power over 1,422,250 of such shares, sole dispositive power over 7,144,570 of such shares, shared voting power over none of such shares, and shared dispositive power over none of such shares as of December 31, 2007. T. Rowe Price Associates, Inc., has informed us that they have expressly disclaimed that they are, in fact, the Beneficial Owner of such securities.

(2)	Includes 14,852 shares of common stock held by the two children of Mr. Francis.

(3)	Includes restricted stock granted pursuant to our 1997 Equity Incentive Plan, or the 1997 Plan, and our 2003 Equity Incentive Plan, or the 2003 Plan, and our 2006 Equity Incentive Plan, or the 2006 Plan. All such shares will generally vest in four years from their grant date, and are subject to forfeiture in the event the executive officer is not continuously employed by PetSmart until such date. As of June 3, 2008, the following number of shares of restricted common stock were unvested: Mr. Francis – 129,696; Mr. Moran – 105,482 shares; Mr. Molloy – 18,036 shares; Mr. O’Leary – 30,198 shares; Mr. Lenhardt – 59,198 shares; and Mr. Storck – 17,326 shares. All executive officers as group held 591,404 shares of unvested restricted common stock. Also includes shares exercisable pursuant to vested stock options as of June 3, 2008 as follows: Mr. Francis – 676,954; Mr. Moran – 1,302,428 shares; Mr. Molloy –0 shares; Mr. O’Leary – 16,642 shares; Mr. Lenhardt – 275,392 shares; and Mr. Storck – 18,857 shares. All executive officers as group held vested stock options to purchase 2,907,701 shares of common stock as of June 3, 2008.

(4)	Includes shares of restricted common stock granted pursuant to the 1997 Plan and 2006 Plan. In fiscal years 2005 and 2006, all such shares generally vest on the four year anniversary of the grant date and are subject to forfeiture in the event the Director ceases to be a member of the Board of Directors until such date. In fiscal year 2007 and 2008, and all such shares generally vest on the one year anniversary of the grant date and are subject to forfeiture in the event the Director ceases to be a member of the Board of Directors until such date. As of June 3, 2008, the following number of shares of restricted common stock were unvested: Mr. Lochridge – 9,647 shares; Mr. Del Santo – 9,647 shares; Mr. Stemberg – 9,647 shares; Ms. Munder – 9,647 shares; Mr. Kirk – 9,647 shares; Mr. Khalifa – 12,027 shares; Mr. Hardin – 13,145 shares; Ms. Foley – 13,588 shares; Mr. Josefowicz – 13,140 shares; and Mr. Gangwal – 12,476 shares. All Directors as group held 112,611 shares of unvested restricted common stock as of June 3, 2008. Also includes shares exercisable pursuant to vested stock options as of June 3, 2008 as follows: Mr. Lochridge – 32,843 shares; Mr. Del Santo – 62,843 shares; Mr. Stemberg – 32,843 shares; Ms. Munder – 53,843 shares; Mr. Kirk – 9,000 shares. All Directors and nominees as group held vested stock options to purchase 191,372 shares of common stock as of June 3, 2008.

(5)	Includes 20,407 shares of common stock held by the Lochridge Living Trust of which Mr. Lochridge is a trustee.

(6)	Includes 2,685 shares of common stock held by Thomas Stemberg Trust of which Mr. Stemberg is a trustee, and 1,025 shares of common stock held in trust for the three minor children of Mr. Stemberg.

(7)	Includes 2,000 shares of common stock held by the Khalifa Family Trust of which Mr. Khalifa is a trustee.

(8)	Includes 500 shares of common stock held by the Judy Ridlen Trust of which Mr. Hardin is a trustee.

(9)	Includes 1,819 shares of common stock held by the Gregory P. Josefowicz Trust of which Mr. Josefowicz is a trustee.

(10)	Includes 34,019 shares of common stock held by Mr. Moran’s spouse.

(11)	Includes 1,106,287 shares of common stock beneficially owned by other executive officers of PetSmart, of which 1,000 shares of common stock are held by Mr. Crozier’s spouse, and 617,428 shares are subject to stock options exercisable on or before June 3, 2008.

(12)	Based upon a Schedule 13G filed by Federated Investors, Inc., on February 14, 2008, in which Federated Investors, Inc., and certain affiliates reported that they had sole voting power over 489 of such shares, sole dispositive power over 10,921,572 of such shares, shared voting power over none of such shares, and shared dispositive power over none of such shares as of December 31, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of PetSmart. Officers, Directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended February 3, 2008, all Section 16(a) filing requirements applicable to our officers, Directors, and greater than 10% stockholders were met except for Mr. Moran, who filed one Form 4 non-timely to report one reportable event.

Equity Compensation Plans

     All share numbers and information in the table and footnotes below are as of February 3, 2008.

			Number of Securities
			Remaining Available
			for Issuance Under
	Number of Securities to	Weighted Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column
Equity compensation plans approved by
stockholders (1)	5,644,919	$14.28542	10,869,716 (2)
Equity compensation plans not approved by
stockholders (3)	637,737	12.87545	—
Total	6,282,656	19.11378	10,869,716
____________________

(1)	The plans included in this row are the: 1996 Non-Employee Director’s Equity Plan, 2002 Employee Stock Purchase Plan, 2003 Equity Incentive Plan, and 2006 Equity Incentive Plan.

(2)	Under the 2006 Equity Incentive Plan, we may grant stock bonuses, stock options, and stock appreciation rights for the full amount of the share reserve of 8,398,901.

(3)	The plan included in this row is the 1997 Equity Incentive Plan, and includes restricted stock grants.

1996 Non-Employee Directors Equity Plan

     As of April 21, 2008, 170,372 shares of common stock were subject to outstanding stock options under PetSmart’s 1996 Non-Employee Directors Equity Plan with exercise prices ranging from $3.03 to $10.55 per share. The 1996 Non-Employee Directors Equity Plan expired on May 11, 2002, and no further options may be granted under this plan.

1997 Equity Incentive Plan

     Our Board of Directors adopted the 1997 Equity Incentive Plan, or the 1997 Plan, in May 1997. The 1997 Plan was not approved by our stockholders. The 1997 Plan provided for the grant of nonstatutory stock options, stock bonuses, and restricted stock to our employees, Directors, and consultants. In addition, shares of our common stock were issued to members of our Board of Directors, at their election, in lieu of cash payments for their Directors’ fees. As of April 21, 2008, 631,188 shares were subject to outstanding stock options, and 991,130 shares were subject to outstanding stock bonuses and unvested restricted stock. No additional stock awards were granted under the 1997 Plan following stockholder approval of the 2006 Equity Incentive Plan, or the 2006 Plan, at our 2006 Annual Meeting.

     Our Board of Directors, or a committee appointed by our Board, set the terms of stock awards granted under the 1997 Plan subject to the terms of the plan. The exercise price of nonstatutory stock options granted under the 1997 Plan is not less than 100% of the fair market value of the stock subject to the option on the date of grant. Options under the 1997 Plan generally terminate three months after termination of service for any reason other than death or disability, 12 months after termination due to disability, and 18 months following death. In no event may an option be exercised beyond the expiration of its maximum 10 year term. Stock awards generally vest over four years.

     Upon a significant corporate transaction, a surviving entity will either assume or substitute outstanding awards under the 1997 Plan, or, in the event the surviving entity refuses to assume or substitute outstanding awards, the vesting and exercisability of such stock awards will accelerate in full. In the event of a change in control transaction and a participant’s service with PetSmart or a successor entity is terminated without cause or constructively terminated within 18 months following the occurrence of such transaction, the vesting and exercisability of the stock awards held by such participants will be accelerated in full.

     The vesting of certain grants of restricted stock under the 1997 Plan may accelerate in the event of a plan retirement. A plan retirement occurs when an eligible retiree terminates service with PetSmart either: (a) as a result of their death or disability, or (b) pursuant to their voluntary cessation of employment, but only if: (i) such voluntary cessation has been designated by PetSmart, in our sole discretion, as a retirement, (ii) PetSmart determines that such resignation is not detrimental to it, and (iii) the employee enters into a non-competition agreement in a form acceptable to PetSmart. An employee is an eligible retiree if, at the time of their cessation of employment, they are: (1) an employee, (2) at least 55 years of age, (3) have been continuously employed by PetSmart during the five-year period ending on the date of their termination, and (4) the sum of their age and the number of years of continuous employment with PetSmart ending on the date of their termination, is at least 62. The shares of restricted stock for those eligible retirees who have a plan termination may vest 25% for each full year between the date of grant and the date of their retirement termination.

2002 Employee Stock Purchase Plan

     Our Board of Directors adopted the 2002 Employee Stock Purchase Plan, or the Purchase Plan, in December 2001. The Purchase Plan was approved by our stockholders at the 2002 Annual Meeting. An aggregate of 4,000,000 shares is reserved for issuance under the Purchase Plan. As of April 21, 2008, 1,576,612 shares of Common stock had been purchased under the Purchase Plan and 2,423,388 shares remained available for future issuance. The rights to purchase Common stock granted under the Purchase Plan are intended to qualify as options issued under an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. Eligible employees can have up to 15% of their earnings withheld and applied to the purchase of shares of Common stock on specified dates determined by the Board of Directors, generally once every six months. The price of Common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common stock on the commencement date of each offering period or the specified purchase date. The Board of Directors may specify an offering period of up to 27 months. Currently, no participant may purchase more than 3,750 shares of Common stock on any purchase date, and no more than 300,000 shares may be sold in the aggregate to all participants on any purchase date.

     Upon a significant corporate transaction, then as determined by the Board of Directors in its sole discretion: (a) any surviving corporation may assume outstanding rights or substitute similar rights for those under the Purchase Plan, (b) such rights may continue in full force and effect, or (c) participants accumulated payroll deductions may be used to purchase our Common stock within five business days prior to the consummation of the corporate transaction and the participant’s rights under the ongoing offering terminate.

     The Board of Directors may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the Purchase Plan will automatically terminate on July 31, 2012, or the date on which the shares available under the Purchase Plan are exhausted.

2003 Equity Incentive Plan

     Our Board of Directors adopted the 2003 Equity Incentive Plan, or the 2003 Plan, in March 2003. The 2003 Plan was approved by our stockholders at the 2003 Annual Meeting. The 2003 Plan provided for the grant of incentive stock options, nonstatutory stock options, stock bonuses, restricted stock, and stock appreciation rights to our employees, Directors, and consultants. In addition, shares of our Common stock were issued to members of our

Board of Directors, at their election, in lieu of cash payments for their Directors’ fees. As of April 21, 2008, 4,452,282 shares were subject to outstanding stock options, and 257,516 shares were subject to outstanding stock bonuses and restricted stock under the 2003 Plan. No additional stock awards were granted under the 2003 Plan following stockholder approval of the 2006 Plan at our 2006 Annual Meeting.

     Our Board of Directors, or a committee appointed by our Board, set the terms of stock awards granted under the 2003 Plan subject to the terms of the plan. The exercise price of stock options granted under the 2003 Plan is not less than 100% of the fair market value of the stock subject to the option on the date of grant. Options under the 2003 Plan generally terminate three months after termination of service for any reason other than death or disability, 12 months after termination due to disability, and 18 months following death. In no event may an option be exercised beyond the expiration of its maximum 10 year term. Stock awards generally vest over four years.

     Upon a significant corporate transaction, a surviving entity will either assume or substitute outstanding awards under the 2003 Plan, or, in the event the surviving entity refuses to assume or substitute outstanding awards, the vesting and exercisability of such stock awards will accelerate in full. In the event of a change in control transaction and a participant’s service with PetSmart or a successor entity is terminated without cause or constructively terminated within 18 months following the occurrence of such transaction, the vesting and exercisability of the stock awards held by such participants will be accelerated in full.

     Restricted stock granted under the 2003 Plan generally cliff vests after four years. However, the vesting of certain grants of restricted stock may accelerate in the event of a retirement termination. A retirement termination occurs when an eligible retiree terminates service with PetSmart either: (a) as a result of their death or disability, or (b) pursuant to their voluntary cessation of employment, but only if: (i) such voluntary cessation has been designated by PetSmart, in our sole discretion, as a retirement, (ii) PetSmart determines that such resignation is not detrimental to it, and (iii) the employee enters into a non-competition agreement in a form acceptable to PetSmart. An employee is an eligible retiree if, at the time of their cessation of employment, they are: (1) an employee, (2) at least 55 years of age, (3) have been continuously employed by PetSmart during the five-year period ending on the date of their termination, and (4) the sum of their age and the number of years of continuous employment with PetSmart ending on the date of their termination, is at least 62. The shares of restricted stock for those eligible retirees who have a retirement termination will vest 25% for each full year (not to exceed 100%) between the date of grant and the date of their retirement termination.

2006 Equity Incentive Plan

     Our Board of Directors adopted the 2006 Plan in December 2005 as a complete amendment and restatement of both the 1997 Plan and 2003 Plan. The 2006 Plan was approved by our stockholders at the 2006 Annual Meeting. All outstanding stock awards granted under the 1997 Plan and 2003 Plan upon the effective date of the 2006 Plan will remain subject to the terms of those predecessor plans.

     The maximum number of shares reserved for issuance under the 2006 Plan is approximately 20,680,000, which includes shares subject to outstanding stock awards under the 1997 Plan and 2003 Plan. As of April 21, 2008, 2,745,334 shares were subject to outstanding stock options, 1,649,553 shares were subject to outstanding stock bonuses and restricted stock, and 5,916,055 shares remained available for future issuance under the 2006 Plan.

     The 2006 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses, restricted stock, and stock appreciation rights to our employees, Directors, and consultants. Our Board of Directors, or a committee appointed by our Board, sets the terms of stock awards granted under the 2006 Plan subject to the terms of the plan. The exercise price of stock options granted under the 2006 Plan is not less than 100% of the fair market value of the stock subject to the option on the date of grant. Options under the 2006 Plan generally terminate three months after termination of service for any reason other than death or disability, 12 months after termination due to disability, and 18 months following death. In no event may an option be exercised beyond the expiration of its maximum 10 year term. Stock awards generally vest over four years.

     Any stock bonuses or restricted stock granted under the 2006 Plan with a purchase price less than 100% of the fair market value of Common stock on the date of grant must have a cumulative weighted average vesting period of at least three years from the date of grant (when combined with the cumulative weighted average period for similar stock awards previously granted under the 2003 Plan after January 31, 2003 and before the 2006 Annual Meeting).

However, such stock awards vesting on an accelerated basis pursuant to performance criteria, a corporate transaction or a change in control (as described below), or our Executive Change in Control and Severance Benefit Plan, are not taken into account for purposes of this limitation.

     Upon a significant corporate transaction, outstanding stock awards may be assumed, continued, or substituted by any surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) with respect to any such stock awards that are held by individuals then performing services for PetSmart, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding stock awards will be terminated if not exercised prior to the effective date of the corporate transaction. In the event of a change in control transaction and a participant’s service with PetSmart or a successor entity is terminated without cause or constructively terminated within 18 months following the occurrence of such transaction, the vesting and exercisability of the stock awards held by such participants will be accelerated in full. Please see the section above entitled “Employment and Severance Agreements” for a description of such arrangements and agreements.

     Restricted stock granted under the 2006 Plan generally cliff vests after four years. However, the vesting of certain grants of restricted stock may accelerate in the event of a retirement termination. A retirement termination occurs when an eligible retiree terminates service with PetSmart either: (a) as a result of their death or disability, or (b) pursuant to their voluntary cessation of employment, but only if: (i) such voluntary cessation has been designated by PetSmart, in our sole discretion, as a retirement, (ii) PetSmart determines that such resignation is not detrimental to it, and (iii) the employee enters into a non-competition agreement in a form acceptable to PetSmart. An employee is an eligible retiree if, at the time of their cessation of employment, they are: (1) an employee, (2) at least 55 years of age, (3) have been continuously employed by PetSmart during the five-year period ending on the date of their termination, and (4) the sum of their age and the number of years of continuous employment with PetSmart ending on the date of their termination, is at least 62. The shares of restricted stock for those eligible retirees who have a retirement termination will vest 25% for each full year (not to exceed 100%) between the date of grant and the date of their retirement termination.

ARTICLE VI. CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Approval Policy

     The Audit Committee is responsible for the review, approval, or ratification of “related-person transactions” between PetSmart or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of PetSmart since the beginning of the last fiscal year and their immediate family members. Transactions involving related persons are reviewed by PetSmart’s Disclosure and Ethics Committee. The Disclosure and Ethics Committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Related Party Transactions and Relationships

     During the fiscal year ending February 3, 2008, we had the following related party relationships:

Indemnity Agreements

     We have entered into indemnity agreements with our Directors and executive officers which provide, among other things, that we will indemnify such Director or executive officer, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines, and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a Director, executive officer, or other agent of PetSmart, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Change in Control and Severance Agreements

     Please see the section above entitled “Employment and Severance Arrangements” for a description of such arrangements and agreements.

Relationships

     Mr. Francis, our Chief Executive Officer and Chairman of the Board; Mr. Moran, our President and Chief Operating Officer; Mr. Kenneth T. Hall, our Senior Vice President, Merchandising and Ms. Francesca M. Spinelli, our Senior Vice President, People, are all members of the board of directors of PetSmart Charities, Inc., an independent 501(c)(3) organization, to which PetSmart provides in-kind services and charitable contributions. Messrs. Francis, Moran and Hall, and Ms. Spinelli do not receive any remuneration for their involvement with PetSmart Charities, Inc. PetSmart’s charitable contributions to PetSmart Charities, Inc., are immaterial to our business, and the disinterested members of the Board of Directors have determined that such relationship does not in any way interfere with the performance of their duties to PetSmart.

     Mr. Francis and Mr. Moran are both members of the board of directors of MMI Holdings, Inc., which, through its subsidiary Medical Management International, Inc., conducts business in our stores as Banfield, The Pet Hospital. For a more detailed description of the relationship with Medical Management International, Inc., please see our 2007 Annual Report on Form 10-K, filed with the SEC on March 31, 2008.

ARTICLE VII. OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting of Stockholders, it is the intention of the persons named on the accompanying Proxy Card to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Scott A. Crozier
Secretary

 May 5, 2008

     A COPY OF PETSMART’S ANNUAL REPORT TO THE SEC ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 3, 2008, IS AVAILABLE WITHOUT CHARGE THROUGH OUR WEBSITE WWW.PETM.COM UNDER INVESTOR MATERIALS AND UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, PETSMART, INC., 19601 NORTH 27TH AVENUE, PHOENIX, ARIZONA 85027.

19601 N. 27TH AVENUE
PHOENIX, AZ 85027

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by PetSmart, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to PetSmart, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PETSM1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
PetSmart, Inc.

Vote on Directors

1.	To elect four Directors to hold office until the 2011 Annual Meeting of Stockholders.		For	Against	Abstain

	1a.	Lawrence A. Del Santo	☐	☐	☐

	1b.	Philip L. Francis	☐	☐	☐

	1c.	Gregory P. Josefowicz	☐	☐	☐

	1d.	Richard K. Lochridge	☐	☐	☐

Vote on Proposal		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2008 fiscal year, ending February 1, 2009.	☐	☐	☐

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

The Board of Directors has fixed the close of business on April 21, 2008, as the record date for the determination of stockholders entitled to notice of and to vote on the items listed above at this Annual Meeting and at any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2008 Annual Meeting of Stockholders

June 18, 2008, at 10:00 A.M. local time at

The Four Seasons Hotel, 200 Boylston Street, Boston, Massachusetts, 02116

If you submit your proxy by telephone or Internet, do not return your proxy card.
Thank you for your proxy submission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PetSmart, Inc.
19601 North 27th Avenue
Phoenix, Arizona 85027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2008

The undersigned hereby appoints Philip L. Francis and Scott A. Crozier, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of PetSmart, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Wednesday, June 18, 2008, at 10:00 A.M. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Four Seasons Hotel, 200 Boylston Street, Boston, Massachusetts, 02116. We intend to mail this proxy card on or about May 5, 2008, to all stockholders entitled to vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS IN PROPOSAL 1 AND FOR PROPOSAL 2.

YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE INSTRUCTIONS ON THIS PROXY CARD FOR VOTING BY INTERNET OR BY TELEPHONE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON; OR, IF YOU PREFER, KINDLY MARK, SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES). EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF THE SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE